                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 AMENDMENT NO. 1


                                       TO


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): August 31, 1999


                              BROADCOM CORPORATION
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


        California                     000-23993               33-0480482
        ----------                     ---------               ----------
(State or Other Jurisdiction          (Commission             (IRS Employer
     of Incorporation)                File Number)          Identification No.)


                  16215 Alton Parkway, Irvine, California 92618
               ---------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (949) 450-8700


                                 Not Applicable
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

        Broadcom Corporation ("Broadcom" or the "Company") filed a Current Report on Form 8-K dated August 31, 1999 to report its acquisitions on that date of HotHaus Technologies Inc. ("HotHaus") and AltoCom, Inc. ("AltoCom"). These acquisitions were accounted for using the pooling-of-interests method of accounting. We are amending the Report to restate our historical consolidated financial statements to reflect the pooled operations of HotHaus and AltoCom. There are no other changes to the Report as filed. The restated historical consolidated financial statements also include the pooled operations of the Company's prior acquisitions.

        The following consolidated financial statements of Broadcom, as restated to reflect the pooled transactions, are filed as part of this Report:

1. Selected Consolidated Financial Data for the five years ended December 31,
   1998

2. Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1998, 1997 and 1996

3. Report of Independent Auditors

4. Consolidated Balance Sheets as of December 31, 1998 and 1997

5. Consolidated Statements of Operations for the years ended December 31, 1998, 1997 and 1996

6. Consolidated Statements of Shareholders' Equity for the years ended December 31, 1998, 1997 and 1996

7. Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996

8. Notes to Consolidated Financial Statements

9. Financial Statement Schedule of Consolidated Valuation and Qualifying
   Accounts

        The restated consolidated financial statements give effect to the business combinations as if they had occurred prior to the beginning of each period presented and reflect adjustments made to (i) conform the accounting policies of the combined companies and (ii) eliminate intercompany accounts and transactions. No adjustments have been made to give effect to acquisition-related expenses, which have been recorded in the fiscal year ending December 31, 1999.


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

SELECTED CONSOLIDATED FINANCIAL DATA

        The table below sets forth the summary historical consolidated financial data of Broadcom Corporation. We have prepared this information using the historical consolidated financial statements of Broadcom Corporation for the five years ended December 31, 1998, which have been restated to include the operations of Maverick Networks, Epigram, Inc., Armedia, Inc., HotHaus Technologies Inc. and AltoCom, Inc., on a pooling-of-interests basis as if they had combined with Broadcom at the beginning of the first period presented.

        You should read this summary historical financial data along with the historical consolidated financial statements and related notes contained in this Report and in our other reports filed with the Securities and Exchange Commission ("SEC"), as well as the section of this Report and our quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                       Years Ended December 31,
                                                   --------------------------------------------------------------
                                                     1998         1997           1996         1995          1994
                                                   --------      -------        -------      -------       ------
                                                                 (In thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA

Revenue.......................................     $216,456      $42,341        $23,874      $ 6,624       $3,652
Cost of revenue...............................       91,403       15,563          8,175        1,572          707
                                                   --------      -------        -------      -------       ------
Gross profit .................................      125,053       26,778         15,699        5,052        2,945
Operating expense:
   Research and development ..................       51,090       21,545          7,541        3,807        1,746
   Selling, general and administrative .......       32,939       11,410          4,364        2,295          962
                                                   --------      -------        -------      -------       ------
Total operating expense ......................       84,029       32,955         11,905        6,102        2,708
                                                   --------      -------        -------      -------       ------
Income (loss) from operations ................       41,024       (6,177)         3,794       (1,050)         237
Interest and other income, net ...............        4,154           91            165           98           41
Net loss on sale of investments ..............           --           --             --           --          (42)
                                                   --------      -------        -------      -------       ------
Income (loss) before income taxes ............       45,178       (6,086)         3,959         (952)         236
Provision (benefit) for income taxes .........       20,586         (157)         1,514            3            1
                                                   --------      -------        -------      -------       ------
Net income (loss) ............................     $ 24,592      $(5,929)       $ 2,445      $  (955)      $  235
                                                   ========      =======        =======      =======       ======
Basic earnings (loss) per share(1) ...........     $    .29      $  (.10)       $   .05      $  (.02)      $  .01
                                                   ========      =======        =======      =======       ======
Diluted earnings (loss) per share(1) .........     $    .24      $  (.10)       $   .04      $  (.02)      $  .00
                                                   ========      =======        =======      =======       ======

                                                                              December 31,
                                                     ----------------------------------------------------------
                                                       1998          1997        1996         1995        1994
                                                     --------      -------      -------      ------      ------
                                                                            (In thousands)
CONSOLIDATED BALANCE SHEET DATA

Cash and cash equivalents .....................      $ 72,511      $33,031      $ 9,780      $2,688      $  110
Working capital ...............................       131,666       35,734        9,920       2,276       1,969
Total assets ..................................       260,581       60,890       21,575       7,021       3,168
Long-term debt, including current portion .....        11,352        4,743        1,476       1,336         111
Convertible preferred stock ...................            --       28,617        6,084       3,150       2,161
Total shareholders' equity ....................       215,503       45,010       15,483       4,326       2,472

------------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the calculation of earnings (loss) per share. Adjusted to reflect our 2-for-1 stock split, in the form of a 100% stock dividend, effective February 17, 1999.


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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

CAUTIONARY STATEMENT

        This Current Report on Form 8-K contains forward-looking statements based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Such statements include, but are not limited to, statements concerning projected revenues, expenses and gross profit, the need for additional capital, Year 2000 compliance, market acceptance of our products, our ability to consummate acquisitions and integrate their operations successfully, our ability to achieve further integration, the status of evolving technologies and their growth potential, our production capacity, our ability to migrate to smaller process geometries, and the success of pending litigation. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

        The section entitled "Risk Factors" set forth in this Report and similar discussions in our other SEC filings, discuss some of the important risk factors that may affect our business, results of operations and financial condition. You should carefully consider those risks, in addition to the other information in this Report and in our other filings with the SEC, before deciding to invest in our company or to maintain or increase your investment. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

        The information contained in this Form 8-K is not a complete description of our business or the risks associated with an investment in our common stock. We urge you to carefully review and consider the various disclosures made by us in this Report and in our other reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 1998, and our subsequent reports on Forms 10-Q and 8-K, that discuss our business in greater detail and advise interested parties of certain additional risks, uncertainties and other factors that may affect our business, results of operations or financial condition.

        All share numbers and per share amounts in this Report have been retroactively adjusted to reflect our 2-for-1 stock split, in the form of a 100% stock dividend, effective February 17, 1999.

OVERVIEW

        We are a leading provider of highly integrated silicon solutions that enable broadband digital transmission of voice, data and video content to and throughout the home and within the business enterprise. Our products enable the high-speed transmission of data over existing communications infrastructures, most of which were not originally intended for digital data transmission. Using proprietary technologies and advanced design methodologies, we design, develop and supply integrated circuits for a number of the most significant broadband communications markets, including the markets for cable set-top boxes, cable modems, high-speed office networks, home networking, direct broadcast satellite and terrestrial digital broadcast, and digital subscriber lines. From our inception in 1991 through 1994, we were primarily engaged in product development and the establishment of strategic customer and foundry relationships. During that period, we generated the majority of our revenue from development work performed for key customers. We began shipping our products in 1994, and subsequently our revenue has grown predominately through sales of our semiconductor products. We intend to continue to enter into development contracts with key customers, but expect that development revenue will constitute a decreasing percentage of our total revenue. We also generate a small percentage of our product revenue from sales of software and software support and sales of system level reference designs.

        We recognize product revenue at the time of shipment. Provision is concurrently made for estimated product returns, which historically have been immaterial. Our products typically carry a one-year warranty. We recognize development revenue when earned. Revenue from licensed software is recognized at the time of shipment, provided that we have vendor-specific objective evidence of the fair value of each element of the software offering. Revenue from post-contract customer support and any other future deliverables is deferred and earned over the support period or as contract elements are delivered.


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

        The percent of our revenue derived from independent customers located outside of the United States was approximately 17.2% in 1998, 19.6% in 1997 and 19.8% in 1996. All of our revenue to date has been denominated in U.S. dollars. See Note 10 of Notes to Consolidated Financial Statements.

        From time to time, our key customers have placed large orders causing our quarterly revenue to fluctuate significantly. We expect these fluctuations will continue in the future. Sales to our five largest customers, including sales to their respective manufacturing subcontractors, represented approximately 74.2% of our revenue in 1998, 56.2% of our revenue in 1997 and 60.6% of our revenue in 1996. We expect that our key customers will continue to account for a significant portion of our revenue for 1999 and in the future.

        Our gross margin has been affected in the past, and may continue to be affected in the future, by various factors, including, but not limited to, the following:

        o our product mix;

        o the position of our products in their respective life cycles;

        o competitive pricing strategies;

        o the mix of product revenue and development revenue; and

        o manufacturing cost efficiencies and inefficiencies.

For example, newly-introduced products generally have higher average selling prices and gross margins, both of which typically decline over product life cycles due to competitive pressures and volume pricing agreements. Our gross margin and operating results in the future may continue to fluctuate as a result of these and other factors.

        The sales cycle for the test and evaluation of our products can range from three to six months or more, with an additional three to six months or more before a customer commences volume production of equipment incorporating our products. Due to these lengthy sales cycles, we may experience a significant delay between increasing expenses for research and development and selling, general and administrative efforts, and the generation of corresponding revenue, if any. Furthermore, during 1999 and thereafter, we intend to continue to increase our investment in research and development, selling, general and administrative functions and inventory as we expand our operations. We anticipate that the rate of new orders may vary significantly from month to month. Consequently, if anticipated sales and shipments in any quarter do not occur when expected, expenses and inventory levels could be disproportionately high, and our operating results for that quarter and, potentially future quarters, would be materially and adversely affected.

RESULTS OF OPERATIONS

        The following table sets forth certain statement of operations data expressed as a percentage of revenue for the periods indicated:

                                                     YEARS ENDED DECEMBER 31,
                                                  -----------------------------
                                                   1998        1997        1996
                                                  -----       -----       -----
Revenue....................................       100.0%      100.0%      100.0%
Cost of revenue............................        42.2        36.8        34.2
                                                  -----       -----       -----
Gross profit...............................        57.8        63.2        65.8
Operating expense:
     Research and development..............        23.6        50.9        31.6
     Selling, general and administrative...        15.2        26.9        18.3
                                                  -----       -----       -----
Total operating expense....................        38.8        77.8        49.9
                                                  -----       -----       -----
Income (loss) from operations..............        19.0       (14.6)       15.9
Interest and other income, net.............         1.9          .2          .7
                                                  -----       -----       -----
Income (loss) before income taxes..........        20.9       (14.4)       16.6
Provision (benefit) for income taxes.......         9.5         (.4)        6.4
                                                  -----       -----       -----
Net income (loss)..........................        11.4%      (14.0)%      10.2%
                                                  =====       =====       =====

YEARS ENDED DECEMBER 31, 1998 AND 1997

        Effects of Pooling-of-Interests Transactions. On May 31, 1999 we completed the acquisitions of Maverick Networks, Epigram, Inc. and Armedia, Inc. On August 31, 1999 we completed the acquisitions of HotHaus Technologies Inc. and AltoCom, Inc. Each of the acquisitions was accounted for as a pooling of interests. Accordingly, our historical consolidated financial statements and the discussion and analysis of financial condition and results of operations for prior periods have been restated to include the pooled operations of these five companies as if they had combined with our company at the beginning of the first period presented.

        Revenue. Revenue consists of product revenue generated principally by sales of our semiconductor products, sales of software and software support and development revenue generated under development contracts with our customers. Revenue for 1998 was $216.5 million, an increase of $174.1 million or 411.2% as compared with revenue of $42.3 million in 1997. The growth in revenue was derived mainly from increases in volume shipments of our semiconductor products for the high-speed networking market, digital cable set-top boxes and cable modems.

        Gross Profit. Gross profit represents revenue less the cost of revenue. Cost of revenue includes the cost of purchasing the finished silicon wafers processed by independent foundries, and costs associated with assembly, test and quality assurance for those products, as well as costs of personnel and equipment associated with manufacturing support and contracted development work. Gross profit for 1998 was $125.1 million or 57.8% of revenue, an increase of $98.3 million or 367.0% from gross profit of $26.8 million or 63.2% of revenue in 1997. The increase in gross profit was mainly attributable to the significant increase in the volume of product shipments. The decrease in gross profit as a percentage of revenue was largely driven by volume pricing agreements on products for the high-speed networking market. We expect that gross profit as a percentage of revenue may continue to decline in future periods as volume-pricing agreements and competitive pricing strategies continue to take effect. In addition, our gross margin may be affected by the future introduction of certain lower margin products.

        Research and Development Expense. Research and development expense consists primarily of salaries and related costs of employees engaged in research, design and development activities, costs related to engineering design tools, and subcontracting costs. Research and development expense for 1998 was $51.1 million or 23.6% of revenue, an increase of $29.5 million or 137.1% as compared with research and development expense of $21.5 million or 50.9% of revenue in 1997. The increase in absolute dollars was primarily due to the addition of personnel and the investment in design tools for the development of new products and the enhancement of existing products. The decline in research and development expense as a percentage of revenue reflected a significant increase in revenue during 1998. We expect that research and development expense in absolute dollars will continue to increase for the foreseeable future.

        Selling, General and Administrative Expense. Selling, general and administrative expense consists primarily of personnel-related expenses, professional fees, trade show expenses and facilities expenses. Selling, general and administrative expense for 1998 was $32.9 million or 15.2% of revenue, an increase of $21.5 million or 188.7% as compared with selling, general and administrative expense of $11.4 million or 26.9% of revenue in 1997. The increase in absolute dollars reflected higher personnel related costs resulting from the hiring of sales and marketing personnel, senior management and administrative personnel, and increased occupancy, legal and other professional fees, including increased expenses for litigation. The decline in selling, general and administrative expense as a percentage of revenue reflected a significant increase in revenue during 1998. We expect that selling, general and administrative expense in absolute dollars will continue to increase for the foreseeable future to support the planned continued expansion of our operations and periodic changes in our infrastructure to support increased headcount, acquisition and integration activities, and international operations.

        Deferred Compensation. In 1998, we recorded approximately $7.6 million of net deferred compensation in connection with the grant of certain employee stock options to purchase shares of our Class B common stock (in addition to approximately $1.2 million of deferred compensation recorded in 1997). The deferred compensation represents the difference between the deemed value of the Class B common stock for accounting purposes and the option exercise price of such options at the date of grant. We have presented this amount as a reduction of


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
shareholders' equity and are amortizing this amount ratably over the vesting period of the applicable options. We amortized an aggregate of $1.8 million of deferred compensation in 1998.

        Interest and Other Income, Net. Interest and other income, net reflects interest earned on average cash and cash equivalents and investment balances, less interest on our long-term debt and capital lease obligations. Interest and other income, net for 1998 was $4.2 million as compared with $91,000 in 1997. This increase was principally due to increased cash balances available to invest resulting from the consummation of our initial public offering and sale of shares to Cisco Systems, Inc. in April 1998, and a follow-on offering in October 1998.

        Provision (Benefit) for Income Taxes. For financial statement purposes we accrue a provision (benefit) for federal and state income tax at the applicable statutory rates. Our effective tax rate was 46% in 1998 and we had an effective tax benefit of 3% in 1997. The federal statutory tax rates were 35% in 1998 and 34% in 1997. Our effective tax rate was negatively impacted in both periods by our inability to recognize the tax benefit of Epigram, Armedia and HotHaus net operating losses incurred during both periods. We utilize the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. See Note 4 of Notes to Consolidated Financial Statements.

YEARS ENDED DECEMBER 31, 1997 AND 1996

        Revenue. Revenue for 1997 was $42.3 million, an increase of $18.5 million or 77.4% as compared with revenue of $23.9 million in 1996. This increase was primarily due to our introduction of new products and also due to a higher volume of shipments of existing products to manufacturers of cable set-top boxes and networking customers selling Fast Ethernet hubs and switches.

        Gross Profit. Gross profit for 1997 was $26.8 million or 63.2% of revenue, an increase of $11.1 million or 70.6% as compared with gross profit of $15.7 million or 65.8% of revenue in 1996. The increase in absolute dollars was largely due to higher revenue. Gross margin declined in 1997 from 1996 primarily due to volume pricing concessions made in 1997 for cable set-top box products.

        Research and Development Expense. Research and development expense for 1997 was $21.5 million or 50.9% of revenue, an increase of $14.0 million or 185.7% as compared with research and development expense of $7.5 million or 31.6% of revenue in 1996. The increase in research and development expense was primarily due to the addition of personnel for the development of new products and the enhancement of existing products, as well as payments to outside consultants where specific resources were needed in the development process.

        Selling, General and Administrative Expense. Selling, general and administrative expense for 1997 was $11.4 million or 26.9% of revenue, an increase of $7.0 million or 161.5% as compared with $4.4 million or 18.3% of revenue in 1996. The increase in absolute dollars principally reflected higher personnel related costs resulting from a net increase in sales and marketing personnel to address each of our target markets. This increase was also due to the hiring of senior level management and administrative personnel and increased occupancy, legal and other professional fees. As our infrastructure expanded in 1997, selling, general and administrative expense as a percentage of revenue increased at a more rapid rate than revenue.

        Deferred Compensation. We recorded deferred compensation of approximately $1.2 million during 1997 in connection with certain stock options we granted. The deferred compensation represents the difference between the deemed value of the Class B common stock for accounting purposes and the option exercise price of such options at the date of grant. We have presented this amount as a reduction of shareholders' equity and are amortizing this amount ratably over the vesting period of the applicable options. In 1997, we amortized $66,000 of deferred compensation on a pre-tax basis.

        Interest and Other Income, Net. Interest and other income, net reflects interest earned on average cash and cash equivalents and investment balances, less interest on our long-term debt and capital lease obligations. Interest and other income, net for 1997 was $91,000, compared to $165,000 in 1996. The decrease was primarily due to interest expense incurred on higher average debt balances, partially offset by interest earned on higher levels of short-term investments and cash balances.

        Provision (Benefit) for Income Taxes. We accrue a provision (benefit) for federal and state income tax at the applicable statutory rates. We had an effective tax benefit of 3% in 1997 and an effective tax rate of 38% for 1996. The federal statutory tax rate was 34% in both 1997 and 1996. Our effective tax rate was negatively impacted in 1997 by our inability to recognize the tax benefit of Epigram, Armedia and HotHaus net operating losses incurred during the period. The difference between our 1996 effective tax rate and the federal statutory tax rate was primarily related to state income taxes and research and development tax credits. See Note 4 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

        Since our inception, we have financed our operations through a combination of sales of equity securities and cash generated by operations. At December 31, 1998, we had $131.7 million in working capital, $106.9 million in cash, cash equivalents and short-term investments, and $42.8 million in long-term investments.

        Operating activities used cash of $4.0 million in 1998. This was primarily the result of increases in accounts receivable, inventory, deferred tax assets and prepaids and other assets, partially offset by net income, the non-cash impact of depreciation and amortization and a growth in accounts payable. Operating activities used $6.7 million in cash in 1997 and generated cash in the amount of $2.5 million in 1996.

        Cash used in operating activities in 1997 was primarily attributable to a net loss, growth in accounts receivable and inventory, and a decrease in income taxes payable, which more than offset growth in accounts payable and the non-cash impact of depreciation and amortization. Cash provided by operating activities in 1996 was primarily attributable to net income and growth in accounts payable and income taxes payable, partially offset by growth in accounts receivable.

        Investing activities used cash in the amount of $77.2 million in 1998 for the net purchase of held-to-maturity investments and $29.1 million for the purchase of capital equipment to support our expanding operations. Investing activities used cash of $8.1 million in 1997 and $3.9 million in 1996, primarily for the purchase of capital equipment.

        Cash provided by financing activities was $149.7 million in 1998, which was primarily the result of the following:

        o $79.2 million in aggregate net proceeds from our initial public offering and sale of Class A common stock to Cisco Systems in April 1998;

        o $30.5 million in net proceeds from our follow-on offering in October 1998;

        o $25.2 million in tax benefits related to stock option exercises; and

        o $14.7 million in net proceeds from other issuances of common stock.

        Cash provided by financing activities was $38.1 million in 1997 and $8.4 million in 1996, primarily from the sale of convertible preferred stock and common stock and, in 1997, from the establishment of a revolving credit facility and term loan.

        We completed our initial public offering of Class A common stock in April 1998. Of the 8,050,000 shares of Class A common stock offered, we sold 6,240,000 shares and selling shareholders sold 1,810,000 shares, at a price of $12.00 per share. In addition, we sold 1,000,000 shares to Cisco Systems in a concurrent, non-underwritten registered offering at a price of $11.16 per share. We received net aggregate proceeds from the initial public offering and the sale of shares to Cisco Systems of approximately $79.2 million in cash, net of underwriting discounts and commissions and offering costs. In April 1998, we used approximately $2.3 million of the net proceeds to retire all outstanding indebtedness under a term loan.

        In October 1998, we completed a follow-on public offering. Of the 6,900,000 shares of Class A common stock offered, we sold 940,000 shares and selling shareholders sold 5,960,000 shares, at a price of $34.50 per share. We received net aggregate proceeds of approximately $30.5 million after deducting underwriting discounts and commissions and offering costs.

        We believe that the net proceeds we received from our follow-on offering, together with the net proceeds we received from our initial public offering and sale of shares to Cisco Systems and the cash that we generate from our operations, will be sufficient to meet our capital needs for at least the next twelve months. However, it is possible that we may need to raise additional funds to fund our activities beyond the next year. We could raise such funds by selling more stock to the public or to selected investors, or by borrowing money. In addition, even though we may not need additional funds, we may still elect to sell additional equity securities or obtain credit facilities for other reasons. We may not be able to obtain additional funds on terms that would be favorable to our shareholders and us, or at all. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership percentages of existing shareholders would be reduced. In addition, the equity or debt securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock.

        We had commitments totaling approximately $4.3 million as of December 31, 1998 for the purchase of workstation hardware and software, and for information systems infrastructure. During 1998, we spent $30.1 million on capital equipment to support our expanding operations. We expect that we will spend more than this amount during 1999 to purchase additional workstation hardware and software, test equipment, design tools, information systems and leasehold improvements as our operations continue to expand and as we integrate and upgrade the capital equipment and facilities of acquired companies. We may finance these purchases from the proceeds of the initial public offering and sale of shares to Cisco Systems, the proceeds of the follow-on offering, cash generated from our operations, or a combination thereof. See Note 6 of Notes to Consolidated Financial Statements.

        Although we believe we have sufficient capital to fund our activities for at least the next twelve months, our future capital requirements may vary materially from those now planned. The amount of capital that we will need in the future will depend on many factors, including:

        o the market acceptance of our products;

        o the levels of promotion and advertising that will be required to launch our new products and achieve and maintain a competitive position in the marketplace;

        o volume price discounts;

        o our business, product, capital expenditure and research and development plans and technology roadmap;

        o the levels of inventory and accounts receivable that we maintain;

        o capital improvements to new and existing facilities;

        o technological advances;

        o our competitors' response to our products; and

        o our relationships with our suppliers and customers.

        In addition, we may require additional capital to accommodate planned growth, hiring, infrastructure and facility needs or to consummate acquisitions of other businesses, products or technologies.

YEAR 2000 COMPLIANCE

        We are aware of the widely publicized problems associated with computer systems as they relate to the Year 2000. Many existing computer hardware systems and software applications, and embedded computer chips, software and firmware in control devices use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. Others do not correctly process "leap year" dates. As a result, such


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

system applications and devices could fail or create erroneous results unless corrected so that they can correctly process data related to the Year 2000 and beyond. These problems are expected to increase in frequency and severity as the Year 2000 approaches.

        We have completed our business risk assessment of the impact that the Year 2000 problem may have on our operations. We may need to revise this assessment as new information is made available to us. To date, we have identified the following four key areas of our business that may be affected:

        Products. We have evaluated each of our current products and believe that they do not contain date sensitive functionality. We cannot determine whether all of our customers' products into which our products are incorporated will be Year 2000 compliant because we have little or no control over the design, production and testing of our customers' products.

        Internal Infrastructure. The Year 2000 problem could affect the systems, transaction processing computer applications and devices used by us to operate and monitor all major aspects of our business, including financial systems (such as general ledger, accounts payable and payroll), security systems, customer services, infrastructure, materials requirement planning, master production scheduling, networks and telecommunications systems and other systems with embedded computer chips. We believe that we have identified substantially all of the major systems, software applications and related equipment used in connection with our internal operations that must be modified or upgraded in order to minimize the possibility of a material disruption to our business. To date, we have upgraded or replaced affected critical systems and completed testing of our Enterprise Resource Planning transactional application and believe it is Year 2000 ready. Because most of the software applications used by us are recent versions of vendor supported, commercially available products, we have not incurred, and do not expect in the future to incur, significant costs to upgrade these applications as Year 2000 compliant versions are released by the respective vendors. We will continue to seek certifications that products installed are Year 2000 ready through the end of 1999.

        Third-Party Suppliers. We rely, directly and indirectly, on external systems utilized by our third-party suppliers for the management and control of fabrication and the assembly and testing of substantially all of our products. We have completed surveys and on-site visits of the two independent foundries, Taiwan Semiconductor Manufacturing Corporation and Chartered Semiconductor Manufacturing, that fabricate substantially all of our semiconductor devices in current production. In addition, we have completed surveys and on-site visits of the two subcontractors, ASAT Ltd. and ST Assembly Test Services, that assemble and test substantially all of our current products to identify and, to the extent possible, resolve issues involving the Year 2000 problem. The key suppliers mentioned above reported completion of their Year 2000 readiness. While we continue to monitor their readiness status and expect to resolve any significant Year 2000 problems, it is possible that these suppliers or new suppliers will not be able to resolve all or any Year 2000 problems with their systems in a timely manner. Any failure of these third parties to resolve their Year 2000 problems in a timely manner could materially disrupt our business. Any such disruption could negatively impact our sales, harm our relationships with our customers, and materially and adversely affect our business, financial condition and results of operations.

        Facility and Laboratory Related Systems. Systems such as heating, sprinklers, elevators, test equipment and security at our facilities and labs may also be affected by the Year 2000 problem. We have completed assessing the business risks of and costs of remediating the Year 2000 problem on our facility and lab related systems. We estimate that the total cost of completing any required modifications, upgrades or replacements of these systems will not have a material adverse effect on our business or results of operations.

        We presently estimate that the total cost of addressing our Year 2000 issues will be approximately $300,000. To date, we have incurred approximately $80,000 in expenditures for testing of systems. This estimate was derived using numerous assumptions, including but not limited to the assumptions that we have already identified our most significant Year 2000 issues and that the plans of our third party suppliers will be fulfilled in a timely manner without cost to us. However, these assumptions may not be accurate, and actual results could differ materially and adversely from those anticipated after completion of remediation, testing and contingency planning phases.

        We have developed contingency plans to address those Year 2000 issues that may pose a significant risk to our on-going operations. These plans include buffer inventories for certain products, implementation of manual


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

procedures to compensate for system deficiencies, and contract IS resources to immediately address issues should they arise. However, any contingency plans we implement may not succeed or may not be adequate to meet our needs without materially impacting our operations. In addition, the delays and inefficiencies inherent in conducting operations in an alternative manner could materially and adversely affect our results of operations. More specifically, if our third party suppliers were to lose power, or the ability to ship product as a result of Year 2000 related issues, we would be exposed to missing customer shipments and potentially losing revenues and profits.

RISK FACTORS

        BEFORE DECIDING TO INVEST IN OUR COMPANY OR TO MAINTAIN OR INCREASE YOUR INVESTMENT, YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, IN ADDITION TO THE OTHER INFORMATION IN THIS REPORT AND OUR OTHER FILINGS WITH THE SEC, INCLUDING OUR ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q AND 8-K. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO AFFECT OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS ACTUALLY OCCUR, THAT COULD SERIOUSLY HARM OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. IN THAT EVENT, THE MARKET PRICE FOR OUR CLASS A COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY. AS A RESULT, WE MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

        Our quarterly revenues and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may be due to a number of factors, including the following:

        o the volume of our product sales and pricing concessions on volume sales;

        o the timing, rescheduling or cancellation of significant customer orders;

        o the gain or loss of a key customer;

        o the qualification, availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;

        o wafer pricing and the availability of foundry and assembly capacity and raw materials;

        o our ability to specify, develop, complete, introduce, market and transition to volume production new products and technologies in a timely manner;

        o the timing of customer qualification and industry interoperability certification of new products and the risks of non-qualification or non-certification;

        o the rate at which our present and future customers and end users adopt Broadcom's technologies in our target markets;

        o the rate of adoption and acceptance of new industry standards in our target markets;

        o intellectual property disputes and customer indemnification claims;

        o the risks inherent in our acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through volume production, integration issues, costs and unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, accounting charges, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized;

        o the effectiveness of our product cost reduction efforts;

        o fluctuations in our manufacturing yields and other problems or delays in the fabrication, assembly, testing or delivery of our products;

        o the effects of new and emerging technologies;

        o risks and uncertainties associated with our international operations;

        o our ability to retain and hire key executives, technical personnel and other employees in the numbers, with the capabilities and at the compensation levels that we need to implement our business and product plans;

        o problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration;

        o changes in our product or customer mix;

        o the quality of our products and any remediation costs;

        o the effects of natural disasters and other events beyond our control;

        o the level of orders received that we can ship in a fiscal quarter;

        o economic and market conditions in the semiconductor industry and the broadband communications markets;

        o potential business disruptions, claims, expenses and other difficulties resulting from "Year 2000" problems in computer-based systems used by us, our suppliers or our customers; and

        o general economic and market conditions.

        We intend to continue to increase our operating expenses in 1999 and 2000. A large portion of our operating expenses, including rent, salaries and capital lease expenditures, is fixed and difficult to reduce or change. Accordingly, if our total revenue does not meet our expectations, we probably would not be able to adjust our expenses quickly enough to compensate for the shortfall in revenue. In that event, our business, financial condition and results of operations would be materially and adversely affected.

        Due to all of the foregoing factors, and the other risks discussed in this report, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance.

BECAUSE WE DEPEND ON A FEW SIGNIFICANT CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR REVENUES, THE LOSS OF A KEY CUSTOMER COULD SERIOUSLY HARM OUR BUSINESS. IN ADDITION, IF WE ARE UNABLE TO CONTINUE TO SELL EXISTING AND NEW PRODUCTS TO OUR KEY CUSTOMERS IN SIGNIFICANT QUANTITIES OR TO ATTRACT NEW SIGNIFICANT CUSTOMERS, OUR FUTURE OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

        We have derived a substantial portion of our revenues in the past from sales to a relatively small number of customers. As a result, the loss of any significant customer could materially and adversely affect our financial condition and results of operations. Sales to General Instrument and 3Com, including sales to their respective manufacturing subcontractors, accounted for approximately 35.5% and 26.8%, respectively, of our revenue in the year ended December 31, 1998. Sales to our five largest customers, including sales to their respective manufacturing subcontractors, represented approximately 74.2% of our revenue in 1998, 56.2% of our revenue in 1997 and 60.6% of our revenue in 1996. We expect that our key customers will continue to account for a substantial portion of our revenues for 1999 and in the future. Accordingly, our future operating results will continue to depend on the success of our largest customers and on our ability to sell existing and new products to these customers in significant quantities.

    We may not be able to maintain or increase sales to certain of our key customers for a variety of reasons, including the following:

        o Most of our customers can stop incorporating our products into their own products with limited notice to us and suffer little or no penalty.

        o Our agreements with our customers typically do not require them to purchase a minimum amount of our products.

        o Many of our customers have pre-existing relationships with our current or potential competitors that may affect their decision to purchase our products.

        o Our customers face intense competition from other manufacturers that do not use our products.

        o Some of our customers offer or may offer products that compete with our products.

        o Our longstanding relationships with some of our larger customers may also deter other potential customers who compete with these customers from buying our products.

        In addition, in order to attract new customers or retain existing customers, we may offer certain customers favorable prices on our products. If these prices are lower than the prices paid by our existing customers, we would have to offer the same lower prices to certain of our customers who have contractual "most favored nation" pricing arrangements. In that event, our average selling prices and gross margins would decline. The loss of a key customer, a reduction in our sales to any key customer or our inability to attract new significant customers could materially and adversely affect our business, financial condition or results of operations.

WE FACE INTENSE COMPETITION IN THE BROADBAND COMMUNICATIONS MARKETS AND SEMICONDUCTOR INDUSTRY, WHICH COULD REDUCE OUR MARKET SHARE IN EXISTING MARKETS AND AFFECT OUR ENTRY INTO NEW MARKETS.

        The broadband communications markets and semiconductor industry are intensely competitive. We expect competition to continue to increase in the future as industry standards become well known and as other competitors enter our target markets. We currently compete with a number of major domestic and international suppliers of integrated circuits in the markets for cable set-top boxes, cable modems, high-speed office networks, home networking, direct broadcast satellite and terrestrial digital satellite, and digital subscriber lines. This competition has resulted and may continue to result in declining average selling prices for our products. We currently compete in the cable set-top box market with Conexant, Fujitsu, LSI Logic, Motorola, Philips Electronics, STMicroelectronics, Texas Instruments and VLSI Technology, a subsidiary of Philips Electronics, for communication devices, and with ATI Technologies, C-Cube, LSI Logic, Motorola, STMicroelectronics and Texas Instruments in the MPEG/graphics segment. We expect that other major semiconductor manufacturers will enter the market as digital broadcast television and other digital cable television markets become more established. A number of companies, including Conexant, Libit Signal Processing, a subsidiary of Texas Instruments, and others have announced MCNS/DOCSIS compliant products, which could result in significant competition in the cable modem market. In the high-speed office networking market, we principally compete with established suppliers including Galileo, Level One Communications, a subsidiary of Intel Corporation, Lucent Technologies, National Semiconductor and Texas Instruments. A number of smaller companies have announced products in our target markets, such as Altima, Seeq, a subsidiary of LSI Logic, and Allayer. We also compete for customer specific ASICs against traditional ASIC suppliers such as Lucent, LSI Logic, NEC and Toshiba. Our principal competitors in the DBS and terrestrial broadcast market include Conexant, Fujitsu, Hyundai, LG Semiconductors, Libit, LSI Logic, Lucent, Motorola, Nxtwave Communications, Oren, Philips Electronics, Sony, STMicroelectronics and VLSI Technology. Our principal competitors in the xDSL market include Alcatel, Analog Devices, Conexant, Globespan, Lucent, Motorola, Siemens and Texas Instruments. As the home networking market develops, we expect to encounter competition from various competitors, including Advanced Micro Devices, Conexant, Intel, Lucent and Texas Instruments. In all of the foregoing markets, we also may face competition from newly established competitors and suppliers of products based on new or emerging technologies. We also believe we will encounter further consolidation in the markets in which we compete.

        Many of our competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution and technical resources than we do. As a result, these competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources than we can to the promotion and sale of their products. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Existing or new competitors may also develop technologies in the future that more effectively address the transmission of digital information through existing analog infrastructures at lower costs than our technologies. Increased competition has in the past and is likely to continue to result in price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to continue to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

OUR ACQUISITION STRATEGY MAY REQUIRE US TO MAKE SIGNIFICANT CAPITAL INFUSIONS, BE DILUTIVE TO OUR EXISTING SHAREHOLDERS, AND RESULT IN DIFFICULTIES IN ASSIMILATING AND INTEGRATING THE OPERATIONS, PERSONNEL, TECHNOLOGIES, PRODUCTS AND INFORMATION SYSTEMS OF ACQUIRED COMPANIES.

        A key element of our business strategy involves expansion through the acquisition of businesses, products or technologies that would allow us to complement our existing product offerings, expand our market coverage or enhance our technological capabilities. Since January 1999, we have acquired Maverick Networks, Epigram, Inc., Armedia, Inc., HotHaus Technologies Inc. and AltoCom, Inc. We plan to continue to pursue acquisition opportunities in the future. Acquisitions may require significant capital infusions, typically entail many risks and could result in difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of the acquired company. We may also encounter delays in the timing and successful completion of the acquired company's technology and product development to production readiness, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, or contractual, intellectual property or employment issues. In addition, the key personnel of the acquired company may decide not to work for us. The acquisition of another company or its products and technologies may also require us to enter into a geographic or business market in which we have little or no prior experience. These challenges could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, acquisitions may materially and adversely affect our results of operations because they may require large one-time write-offs, increased debt and contingent liabilities, substantial depreciation or deferred compensation charges or the amortization of expenses related to goodwill and other intangible assets. We may seek to account for acquisitions under the pooling-of-interests accounting method, but that method may not be available. Any of these events could cause the price of our Class A common stock to decline. Furthermore, if we issue equity or convertible debt securities to pay for an acquisition, as in the case of our recent acquisitions, the issuance may be dilutive to our existing shareholders. In addition, the equity or debt securities that we may issue could have rights, preferences or privileges senior to those of the holders of our common stock.

        We cannot assure you that we will be able to consummate any of our acquisitions or that we will realize the benefits anticipated from these acquisitions. In the future, we may not be able to find other suitable acquisition opportunities. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms. Moreover, due to our limited acquisition experience, it may be difficult for us to successfully integrate any acquired businesses, products, technologies or personnel, which could materially and adversely affect our business, financial condition and results of operations.

WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN THE SEMICONDUCTOR INDUSTRY AND BROADBAND COMMUNICATIONS MARKETS IN ORDER TO REMAIN COMPETITIVE.

        Our future success will depend on our ability to anticipate and adapt to changes in technology and industry standards. We will also need to continue to develop and introduce new and enhanced products to meet our customers' changing demands. Substantially all of our current product revenue is derived from sales of products for the high-speed networking, cable set-top box and cable modem markets. These markets are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and short product life cycles. In addition, these markets continue to undergo rapid growth and consolidation. A significant slowdown in any of these markets or other broadband communications markets could materially and adversely affect our business, financial condition and results of operations. Our success will also depend on the ability of our customers to develop new products and enhance existing products for the broadband communications markets and to successfully introduce and promote those products. The broadband communications markets may not continue to develop to the extent or in the timeframes that we anticipate. If new markets do not develop as we anticipate or if our products do not gain widespread acceptance in these markets, our business, financial condition and results of operations could be materially and adversely affected.

IF WE DO NOT ANTICIPATE AND ADAPT TO EVOLVING INDUSTRY STANDARDS IN THE SEMICONDUCTOR INDUSTRY AND BROADBAND COMMUNICATIONS MARKETS, OUR PRODUCTS COULD BECOME OBSOLETE AND WE COULD LOSE MARKET SHARE.

        Products for broadband communications applications generally are based on industry standards that are continually evolving. If new industry standards emerge, our products or our customers' products could become unmarketable or obsolete. We may also have to incur substantial unanticipated costs to comply with these new standards. Our past sales and profitability have resulted, to a large extent, from our ability to anticipate changes in technology and industry standards and to develop and introduce new and enhanced products. Our ability to adapt to these changes and to anticipate future standards, and the rate of adoption and acceptance of those standards, will be a significant factor in maintaining or improving our competitive position and prospects for growth. We have in the past invested substantial resources in emerging technologies, such as 100Base-T4 for high-speed networking, which did not achieve the market acceptance that we had expected. Our inability to anticipate the evolving standards in the semiconductor industry and, in particular the broadband communications markets, or to develop and introduce new products successfully into these markets could materially and adversely affect our business, financial condition and results of operations.

IF WE ARE UNABLE TO DEVELOP AND INTRODUCE NEW SILICON SOLUTIONS SUCCESSFULLY AND IN A COST-EFFECTIVE AND TIMELY MANNER OR TO ACHIEVE MARKET ACCEPTANCE OF OUR NEW PRODUCTS, OUR OPERATING RESULTS WOULD BE ADVERSELY AFFECTED.

        Our future success will depend on our ability to develop new silicon solutions for existing and new markets, introduce these products in a cost-effective and timely manner and convince leading equipment manufacturers to select these products for design into their own new products. Our quarterly results in the past have been, and are expected in the future to continue to be, dependent on the introduction of a relatively small number of new products and the timely completion and delivery of those products to customers. The development of new silicon devices is highly complex, and from time to time we have experienced delays in completing the development and introduction of new products. Our ability to successfully develop and deliver new products will depend on various factors, including our ability to:

        o accurately predict market requirements and evolving industry standards;

        o accurately define new products;

        o timely complete and introduce new product designs;

        o timely qualify and obtain industry interoperability certification of our products and our customers' products into which our products will be incorporated;

        o obtain sufficient foundry capacity;

        o achieve high manufacturing yields; and

        o gain market acceptance of our products and our customers' products.

        If we are not able to develop and introduce new products successfully and in a cost-effective and timely manner, our business, financial condition and results of operations would be materially and adversely affected.

        Our new products generally are incorporated into our customers' products at the design stage. We have often incurred significant expenditures on the development of a new product without any assurance that an equipment manufacturer will select our product for design into its own product. The value of our products largely depends on the commercial success of our customers' products and on the extent to which those products accommodate components manufactured by our competitors. We cannot assure you that we will continue to achieve design wins. In addition, the equipment that incorporates our products may never become commercially successful.

WE DEPEND ON TWO INDEPENDENT FOUNDRIES TO MANUFACTURE SUBSTANTIALLY ALL OF OUR CURRENT PRODUCTS, AND ANY FAILURE TO OBTAIN SUFFICIENT FOUNDRY CAPACITY COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

        We do not own or operate a fabrication facility. Two outside foundries, Taiwan Semiconductor Manufacturing Corporation, or TSMC, in Taiwan and Chartered Semiconductor Manufacturing, or Chartered, in Singapore, currently manufacture substantially all of our semiconductor devices in current production. In September 1999, TSMC's principal facility was affected by a significant earthquake in Taiwan. As a consequence of this earthquake,

TSMC suffered power outages and equipment damage that have impaired TSMC's wafer deliveries and, together with strong demand, could result in wafer shortages and higher wafer pricing industrywide.

        Because we rely on outside foundries with limited capacity, we face several significant risks, including:

        o a lack of ensured wafer supply;

        o limited control over delivery schedules, quality assurance and control, manufacturing yields and production costs; and

        o the unavailability of or potential delays in obtaining access to key process technologies.

        In addition, the manufacture of integrated circuits is a highly complex and technologically demanding process. Although we work closely with our foundries to minimize the likelihood of reduced manufacturing yields, our foundries have from time to time experienced lower than anticipated manufacturing yields. This often occurs during the production of new products or the installation and start-up of new process technologies.

        The ability of each foundry to provide us with semiconductor devices is limited by its available capacity. Although we have entered into contractual commitments to supply specified levels of products to certain of our customers, we do not have a long-term volume purchase agreement or a guaranteed level of production capacity with either TSMC or Chartered. Excess foundry capacity may not always be available when we need it or at reasonable prices. Availability of excess foundry capacity has recently been reduced due to strong demand. We place our orders on the basis of our customers' purchase orders, and TSMC and Chartered can allocate capacity to the production of other companies' products and reduce deliveries to us on short notice. It is possible that foundry customers that are larger and better financed than we are or that have long-term agreements with TSMC or Chartered, may induce our foundries to reallocate capacity to them. Such a reallocation could impair our ability to secure the supply of components that we need. Although we primarily use two independent foundries, most of our components are not manufactured at both foundries at any given time and some of our products may be designed to be manufactured at only one. Accordingly, if one of our foundries is unable to provide us with components as needed, we could experience significant delays in securing sufficient supplies of those components. Any of these delays would likely materially and adversely affect our business, financial condition and results of operations. In addition, if either TSMC or Chartered experiences financial difficulties, whether as a result of the recent Asian economic crisis or otherwise, if either foundry suffers any damage to its facilities or in the event of any other disruption of foundry capacity, we may not be able to qualify an alternative foundry in a timely manner. Even our current foundries would need to have new manufacturing processes qualified if there is a disruption in an existing process. If we choose to use a new foundry or process, it would typically take us several months to qualify the new foundry or process before we can begin shipping products from it. If we cannot accomplish this qualification in a timely manner, we may still experience a significant interruption in supply of the affected products. We cannot assure you that any of our existing or new foundries would be able to produce integrated circuits with acceptable manufacturing yields. Furthermore, our foundries may not be able to deliver enough semiconductor devices to us on a timely basis, or at reasonable prices.

        Maverick and Broadcom HomeNetworking, Inc., formerly known as Epigram, Inc., have established relationships with foundries other than TSMC and Chartered, and we currently expect to use these other foundries to produce the initial products of Maverick and Broadcom HomeNetworking, subject to satisfactory qualification. We may utilize such foundries for other products in the future. In using these new foundries, we will be subject to all of the same risks described in the foregoing paragraphs with respect to TSMC and Chartered.

WE MAY BE UNABLE TO RETAIN KEY TECHNICAL AND SENIOR MANAGEMENT PERSONNEL AND ATTRACT ADDITIONAL KEY EMPLOYEES, WHICH COULD SERIOUSLY HARM OUR BUSINESS.

        Our future success depends to a significant extent upon the continued service of our key technical and senior management personnel, in particular, our co-founder, President and Chief Executive Officer, Dr. Henry T. Nicholas III, and our co-founder, Vice President of Research & Development, and Chief Technical Officer, Dr. Henry Samueli. We do not have employment agreements with these executives or any other key employees that govern the length of their service. The loss of the services of Dr. Nicholas or Dr. Samueli, or certain other key employees, would likely materially and adversely affect our business, financial condition and results of operations. Our future success also depends on our ability to continue to attract, retain and motivate qualified personnel, particularly digital circuit designers, mixed-signal circuit designers and systems applications engineers. Competition for these employees is intense. We may not be able to attract as many qualified new personnel as we were able to employ prior to our initial public offering. Our inability to attract and retain additional key employees could have an adverse effect on our business, financial condition and results of operations.

OUR INABILITY TO MANAGE OUR SIGNIFICANT RECENT AND ANTICIPATED FUTURE GROWTH COULD STRAIN OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES, AND COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

        During the past year, we have significantly increased the scope of our operations and expanded our workforce, growing from 546 employees in September 1998 to 849 employees in September 1999, including contract and temporary employees. This growth has placed, and our anticipated future growth of operations is expected to continue to place, a significant strain on our management personnel, systems and resources. We anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the ongoing improvement of our accounting and other internal management systems. We also expect we will need to continue to expand, train, manage and motivate our workforce. All of these endeavors will require substantial management effort. In order to support our growth, we recently relocated our headquarters and Irvine operations into larger facilities, which allowed us to centralize all of our Irvine employees and operations on one campus. In the future, we may engage in other relocations of our employees or operations from time to time. These relocations could result in temporary disruptions of our operations or a diversion of our management's attention and resources. If we are unable to effectively manage our expanding operations, our business, financial condition and results of operations could be materially and adversely affected.

THE LOSS OF EITHER OF THE TWO THIRD-PARTY SUBCONTRACTORS THAT ASSEMBLE AND TEST SUBSTANTIALLY ALL OF OUR CURRENT PRODUCTS COULD DISRUPT OUR SHIPMENTS, HARM OUR CUSTOMER RELATIONSHIPS AND ADVERSELY AFFECT OUR NET SALES.

        Two third-party subcontractors, ASAT Ltd. in Hong Kong and ST Assembly Test Services, or STATS, in Singapore, assemble and test almost all of our current products. Because we rely on third-party subcontractors to assemble and test our products, we cannot directly control our product delivery schedules and quality assurance and control. This lack of control has in the past, and could in the future, result in product shortages or quality assurance problems that could increase our manufacturing, assembly or testing costs. We do not have long-term agreements with either ASAT or STATS. We typically procure services from these suppliers on a per order basis. If either ASAT or STATS experiences capacity constraints or financial difficulties, whether as a result of the recent Asian economic crisis or otherwise, if either subcontractor suffers any damage to its facilities or in the event of any other disruption of assembly and testing capacity, we may not be able to obtain alternative assembly and testing services in a timely manner. Due to the amount of time that it usually takes us to qualify assemblers and testers, we could experience significant delays in product shipments if we are required to find alternative assemblers or testers for our components. Any problems that we may encounter with the delivery, quality or cost of our products could materially and adversely affect our business, financial condition or results of operations.

AS OUR INTERNATIONAL BUSINESS EXPANDS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED AS A RESULT OF LEGAL, BUSINESS AND ECONOMIC RISKS SPECIFIC TO INTERNATIONAL OPERATIONS.

        We currently obtain substantially all of our manufacturing, assembly and testing services from suppliers located outside of the United States. In addition, approximately 17.2% of our revenue in the year ended December 31, 1998 was derived from sales to independent customers outside the United States. We also frequently ship products to our domestic customers' international manufacturing divisions and subcontractors. We recently established an international distribution center in Singapore and a design center in The Netherlands. As a result of our acquisition of HotHaus in August 1999, we now undertake software design, development and marketing activities in Canada. Furthermore, as a result of our acquisition of Armedia in May 1999, we also undertake design and development activities in India. In the future, we intend to continue to expand these international business activities and also to open other design and operational centers abroad. International operations are subject to many inherent risks, including:

        o political, social and economic instability;

        o trade restrictions;

        o the imposition of governmental controls;

        o exposure to different legal standards, particularly with respect to intellectual property;

        o burdens of complying with a variety of foreign laws;

        o import and export license requirements and restrictions of the United States and each other country in which we operate;

        o unexpected changes in regulatory requirements;

        o foreign technical standards;

        o changes in tariffs;

        o difficulties in staffing and managing international operations;

        o fluctuations in currency exchange rates;

        o difficulties in collecting receivables from foreign entities; and

        o potentially adverse tax consequences.

        BECAUSE WE RELY ON ASIAN FOUNDRIES AND ASSEMBLERS AND HAVE EXPANDED OUR INTERNATIONAL OPERATIONS IN ASIA, OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED BY THE RECENT ASIAN ECONOMIC CRISIS.

        Certain Asian countries have recently experienced significant economic difficulties. These difficulties include currency devaluation and instability, business failures and a generally depressed business climate, particularly in the semiconductor industry. Because we rely on Asian foundries and assemblers and have expanded our international operations in that region, the Asian economic crisis may materially and adversely affect our business, financial condition and results of operations.

        VARIOUS EXPORT LICENSING REQUIREMENTS, THE SEASONALITY OF INTERNATIONAL SALES OR AN INCREASE IN THE VALUE OF THE U.S. DOLLAR RELATIVE TO FOREIGN CURRENCIES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS OR REQUIRE US TO MODIFY OUR CURRENT BUSINESS PRACTICES SIGNIFICANTLY.

        Various government export regulations apply to the encryption or other features contained in some of our products. We have applied for and received several export licenses under these regulations, but we cannot assure you that we will obtain any licenses for which we have currently applied or any licenses that we may apply for in the future. If we do not receive the required licenses, we may be unable to manufacture the affected products at our foreign foundries or to ship these products to certain customers located outside the United States. Moreover, the seasonality of international sales and economic conditions in our primary overseas markets may negatively impact the demand for our products abroad. All of our international sales to date have been denominated in U.S. dollars. Accordingly, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. Any one or more of the foregoing factors could materially and adversely affect our business, financial condition or results of operations or require us to modify our current business practices significantly. We anticipate that these factors will impact our business to a greater degree as we further expand our international business activities.

OUR FUTURE SUCCESS DEPENDS IN SIGNIFICANT PART ON STRATEGIC RELATIONSHIPS WITH CERTAIN OF OUR CUSTOMERS. IF WE CANNOT MAINTAIN THESE RELATIONSHIPS OR IF THESE CUSTOMERS DEVELOP THEIR OWN SOLUTIONS OR ADOPT A COMPETITOR'S SOLUTIONS INSTEAD OF BUYING OUR PRODUCTS, OUR OPERATING RESULTS WOULD BE ADVERSELY AFFECTED.

        In the past, we have relied on our strategic relationships with certain customers who are technology leaders in our target markets. We intend to pursue and continue to form these strategic relationships in the future. These relationships often require us to develop new products that typically involve significant technological challenges. Our partners frequently place considerable pressure on us to meet their tight development schedules. Accordingly, we may have to devote a substantial amount of our limited resources to our strategic relationships, which could detract from or delay our completion of other important development projects. Delays in development could impair our relationships with our strategic partners and negatively impact sales of the products under development. Moreover, it is possible that our customers may develop their own solutions or adopt a competitor's solution for products that they currently buy from us. If that happens, our business, financial condition and results of operations would be materially and adversely affected.

WE MAY EXPERIENCE DIFFICULTIES IN TRANSITIONING TO SMALLER GEOMETRY PROCESS TECHNOLOGIES OR IN ACHIEVING HIGHER LEVELS OF DESIGN INTEGRATION THAT MAY RESULT IN REDUCED MANUFACTURING YIELDS, DELAYS IN PRODUCT DELIVERIES AND INCREASED EXPENSES.

        In order to remain competitive, we believe that we will have to transition our products to increasingly smaller geometries. This transition will require us to redesign certain of our products and modify the manufacturing process for our products. We continually evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies in order to reduce our costs, and we have begun shifting some of our products from .50 micron to .35 micron and smaller geometry processes. In the past, we have experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes. These difficulties resulted in reduced manufacturing yields, delays in product deliveries and increased expenses. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes. We are dependent on our relationships with our foundries to transition to smaller geometry processes successfully. We cannot assure you that our foundries will be able to effectively manage the transition or that we will be able to maintain our relationships with our foundries. If our foundries or we experience significant delays in this transition or fail to efficiently implement this transition, our business, financial condition and results of operations could be materially and adversely affected. As smaller geometry processes become more prevalent, we expect to integrate greater levels of functionality, as well as customer and third party intellectual property, into our products. However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis, or at all.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD HARM OUR COMPETITIVE POSITION.

        Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect our proprietary technologies and processes. Despite our efforts to protect our proprietary technologies and processes, it is possible that certain of our competitors or other parties may obtain, use or disclose our technologies and processes. We currently hold five issued United States patents and have filed over 180 United States patent applications. We cannot assure you that any additional patents will be issued. Even if a new patent is issued, the claims allowed may not be sufficiently broad to protect our technology. In addition, any of our existing or future patents may be challenged, invalidated or circumvented. Moreover, any rights granted under these patents may not provide us with meaningful protection. If our patents do not adequately protect our technology, then our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents. Moreover, because we have participated in developing various industry standards, we may be required to license some of our technology and patents to others, including competitors, who develop products based on the adopted standards.

        We generally enter into confidentiality agreements with our employees and strategic partners. We also try to control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, parties may attempt to copy, disclose, obtain or use our products, services or technology without our authorization. As a result, our technologies and processes may be misappropriated, particularly in foreign countries where laws may not protect our proprietary rights as fully as in the United States.

        In addition, some of our customers have entered into agreements with us that grant them the right to use our proprietary technology if we ever fail to fulfill our obligations under those agreements, including product supply obligations, and do not correct this failure within a specified time period. Moreover, we often incorporate the intellectual property of our strategic customers into our own designs, and have certain obligations not to use or disclose their intellectual property without their authorization. We cannot assure you that our efforts to prevent the misappropriation or infringement of our intellectual property or the intellectual property of our customers will succeed. In the future, we may have to engage in litigation to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others, including our customers. This litigation may be very expensive, divert management's attention and materially and adversely affect our business, financial condition and results of operations.

        INFRINGEMENT OR OTHER CLAIMS AGAINST US COULD ADVERSELY AFFECT OUR ABILITY TO MARKET OUR PRODUCTS, REQUIRE US TO REDESIGN OUR PRODUCTS OR SEEK LICENSES FROM THIRD PARTIES AND SERIOUSLY HARM OUR OPERATING RESULTS.

        Companies in the semiconductor industry often aggressively protect and pursue their intellectual property rights. From time to time, we have received, and may continue to receive in the future, notices that claim we have infringed upon, misappropriated or misused other parties' proprietary rights. We recently settled litigation with Stanford Telecommunications, Inc. that related to the alleged infringement of one of Stanford's patents by several of our modem products. We recently prevailed in litigation with Sarnoff Corporation and NxtWave Communications, Inc., formerly Sarnoff Digital Communications, Inc., who alleged that we misappropriated and misused certain of their trade secrets. Our subsidiary, AltoCom, is the defendant in patent litigation brought by Motorola, Inc. It is possible that we will not prevail in these matters. In addition, we may be sued in the future by other parties who claim that we have infringed their patents or misappropriated or misused their trade secrets, or who may seek to invalidate one of our patents. Any of these claims may materially and adversely affect our business, financial condition and results of operations. For example, in a patent or trade secret action, a court could issue an injunction against us that would require us to withdraw or recall certain products from the market or redesign certain products offered for sale or under development. In addition, we may be liable for damages for past infringement and royalties for future use of the technology. We may also have to indemnify certain customers and strategic partners under our agreements with these parties if a third party alleges or if a court finds that we have infringed upon, misappropriated or misused these party's proprietary rights. Even if claims against us are not valid or successfully asserted, these claims could result in significant costs and a diversion of management and personnel resources to defend. In that event, our business, financial condition and results of operations would likely be materially and adversely affected. If any claims or actions are asserted against us, we may seek to obtain a license under a third party's intellectual property rights. However, we may not be able to obtain a license on commercially reasonable terms, if at all.

OUR PRODUCTS TYPICALLY HAVE LENGTHY SALES CYCLES THAT INCREASE OUR RISK THAT A CUSTOMER WILL DECIDE TO CANCEL OR CHANGE ITS PRODUCT PLANS, WHICH COULD CAUSE US TO LOSE ANTICIPATED SALES. IN ADDITION, OUR AVERAGE PRODUCT CYCLES TEND TO BE SHORT AND, AS A RESULT, WE MAY HOLD EXCESS OR OBSOLETE INVENTORY WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

        After we have developed and delivered a product to a customer, our customer will often test and evaluate our product prior to designing its own equipment to incorporate our product. Our customer may need three to six months or longer to test and evaluate our product and an additional three to six months or more to begin volume production of equipment that incorporates our product. Due to this lengthy sales cycle, we may experience delays from the time we increase our operating expenses and our investments in inventory, until the time that we generate revenues for these products. It is possible that we may never generate any revenues from these products after incurring these expenditures. Even if a customer selects our product to incorporate into its equipment, we have no assurances that this customer will ultimately market and sell their equipment or that these efforts by our customer will be successful. The delays inherent in our lengthy sales cycle increase the risk that a customer will decide to cancel or change its product plans. Such a cancellation or change in plans by a customer could cause us to lose sales that we had anticipated. In addition, our business, financial condition and results of operations could be materially and adversely affected if a significant customer curtails, reduces or delays orders during our sales cycle or chooses not to release equipment that contains our products.

        While our sales cycles are typically long, our average product life cycles tend to be short as a result of the rapidly changing technology environment in which we operate. As a result, the resources devoted to product sales and marketing may not generate material revenues for us, and from time to time, we may need to write off excess and obsolete inventory. If we incur significant marketing and inventory expenses in the future that we are not able to recover, and we are not able to compensate for these expenses, our operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions, and we still have higher cost products in inventory, our operating results would be harmed.

BECAUSE WE ARE SUBJECT TO ORDER AND SHIPMENT UNCERTAINTIES, ANY SIGNIFICANT CANCELLATIONS OR DEFERRALS COULD SERIOUSLY HARM OUR OPERATING RESULTS.

        We typically sell products pursuant to purchase orders that customers can generally cancel or defer on short notice without incurring a significant penalty. Any significant cancellations or deferrals could materially and adversely affect our business, financial condition and results of operations. In addition, cancellations or deferrals could cause us to hold excess inventory, which could reduce our profit margins and restrict our ability to fund our operations. We recognize revenue upon shipment of products to a customer. If a customer refuses to accept shipped products or does not timely pay for these products, we could incur significant charges against our income. These charges could materially and adversely affect our operating results.

THE COMPLEXITY OF OUR PRODUCTS COULD RESULT IN UNFORESEEN DELAYS OR EXPENSES AND IN UNDETECTED DEFECTS OR BUGS, WHICH COULD ADVERSELY AFFECT THE MARKET ACCEPTANCE OF NEW PRODUCTS AND DAMAGE OUR REPUTATION WITH OUR CURRENT OR PROSPECTIVE CUSTOMERS.

        Highly complex products such as the products that we offer frequently contain defects and bugs when they are first introduced or as new versions are released. We have in the past experienced, and may in the future continue to experience, these errors, defects and bugs. If any of our products contain defects or bugs, or have reliability, quality or compatibility problems, our reputation may be damaged and customers may be reluctant to buy our products, which could materially and adversely affect our ability to retain existing customers or attract new customers. In addition, these defects or problems could interrupt or delay sales to our customers. In order to alleviate these problems, we may have to invest significant capital and other resources. Although our suppliers, our customers and we test our products, we cannot assure you that our new products will not contain defects or bugs. If any of these problems are not found until after we have commenced commercial production of a new product, we may be required to incur additional development costs and product repair or replacement costs. These problems may also result in claims against us by our customers or others. In addition, these problems may divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products and lose credibility with our current and prospective customers.

OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY DUE TO THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY. ANY SUCH VARIATIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

        We operate in the semiconductor industry, which is highly cyclical and subject to rapid technological change. From time to time, the semiconductor industry has experienced significant economic downturns, characterized by diminished product demand, accelerated erosion of prices and excess production capacity. This industry also periodically experiences increased demand and production capacity constraints. Accordingly, our quarterly results may vary significantly as a result of the general conditions in the semiconductor industry.

OUR CALIFORNIA FACILITIES AND THE FACILITIES OF ONE OF THE TWO INDEPENDENT FOUNDRIES UPON WHICH WE RELY TO MANUFACTURE SUBSTANTIALLY ALL OF OUR CURRENT PRODUCTS ARE LOCATED IN REGIONS THAT ARE SUBJECT TO EARTHQUAKES AND OTHER NATURAL DISASTERS.

        Our California facilities, including our principal executive offices, are located near major earthquake fault lines. If there is a major earthquake or any other natural disaster in a region where one of our facilities is located, our business could be materially and adversely affected. In addition, TSMC, one of the two outside foundries upon which we rely to manufacture substantially all of our semiconductor devices, is located in Taiwan, a country that is also subject to earthquakes. Any earthquake or other natural disaster in Taiwan could materially disrupt TSMC's production capabilities and could result in our experiencing a significant delay in delivery, or substantial shortage, of wafers and possibly in higher fabrication fees.

CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS OR THE IMPOSITION OF NEW LAWS OR REGULATIONS BY THE FCC, OTHER FEDERAL OR STATE AGENCIES OR FOREIGN GOVERNMENTS COULD IMPEDE THE SALE OF OUR PRODUCTS OR OTHERWISE HARM OUR BUSINESS.

        The Federal Communications Commission has broad jurisdiction over each of our target markets. Although current FCC regulations and the laws and regulations of other federal or state agencies are not directly applicable to our products, they do apply to much of the equipment into which our products are incorporated. As a result, the effects of regulation on our customers or the industries in which they operate may, in turn, materially and adversely impact our business, financial condition and results of operations. FCC regulatory policies that affect the ability of cable operators or telephone companies to offer certain services or other aspects of their business may impede the sale of our products. For example, in the past we have experienced delays when products incorporating our chips failed to comply with FCC emissions specifications. We may also be subject to regulation by countries other than the United States. Foreign governments may impose tariffs, duties and other import restrictions on components that we obtain from non-domestic suppliers and may impose export restrictions on products that we sell internationally. These tariffs, duties or restrictions could materially and adversely affect our business, financial condition and results of operations. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere could also materially and adversely affect our business.

CERTAIN OF OUR DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES CAN CONTROL THE OUTCOME OF MATTERS THAT REQUIRE THE APPROVAL OF OUR SHAREHOLDERS, AND ACCORDINGLY WE WILL NOT BE ABLE TO ENGAGE IN CERTAIN TRANSACTIONS WITHOUT THEIR APPROVAL.

        As of September 30, 1999, our directors and executive officers beneficially owned approximately 39.4% of our outstanding common stock and 66.9% of the total voting control held by our shareholders. In particular, as of September 30, 1999, our two founders, Dr. Henry T. Nicholas III and Dr. Henry Samueli, beneficially owned a total of approximately 37.2% of our outstanding common stock and 63.6% of the total voting control held by our shareholders. Accordingly, these shareholders currently have enough voting power to control the outcome of matters that require the approval of our shareholders. These matters include the election of a majority of our Board of Directors, the issuance of additional shares of Class B common stock and the approval of any significant corporate transaction, including a merger, consolidation or sale of substantially all of our assets. In addition, these insiders currently also control the management of our business. Because of their significant stock ownership, we will not be able to engage in certain transactions without the approval of these shareholders. These transactions include proxy contests, mergers, tender offers, open market purchase programs or other purchases of our Class A common stock that could give our shareholders the opportunity to receive a higher price for their shares than the prevailing market price at the time of these purchases.

OUR STOCK PRICE IS HIGHLY VOLATILE. ACCORDINGLY, YOU MAY NOT BE ABLE TO RESELL YOUR SHARES OF COMMON STOCK AT OR ABOVE THE PRICE YOU PAID FOR THEM.

        The market price of our Class A common stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations. Since our initial public offering in April 1998, our Class A common stock has traded at prices as low as $23.50 and as high as $215.25 per share. These fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:

        o quarter-to-quarter variations in our operating results;

        o announcements of technological innovations or new products by our competitors, customers or us;

        o general conditions in the semiconductor industry and telecommunications and data communications equipment markets;

        o changes in earnings estimates or investment recommendations by analysts;

        o changes in investor perceptions; or

        o changes in expectations relating to our products, plans and strategic position or those of our competitors or customers.

        In addition, the market prices of securities of Internet-related and other high technology companies have been especially volatile. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were the object of a securities class action litigation, it could result in substantial losses and divert management's attention and resources from other matters.

OUR PRODUCTS AND INTERNAL INFORMATION SYSTEMS AND THE PRODUCTS AND SYSTEMS OF OUR CUSTOMERS AND THE THIRD PARTY SUPPLIERS WHO FABRICATE, TEST AND ASSEMBLE OUR PRODUCTS MAY BE NEGATIVELY IMPACTED BY YEAR 2000 COMPLIANCE PROBLEMS.

        Many existing computer systems and applications and other control devices use only two digits to identify a year in the date field. These systems and software applications will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, these systems and applications will need to be upgraded to comply with the Year 2000 requirements or risk system failure, miscalculations or other disruptions to normal business activities.

        We are currently evaluating our Year 2000 readiness, both in terms of the compliance of our products and the compliance of our information systems and applications which monitor all aspects of our business, including financial systems, customer services, marketing information, infrastructure and telecommunications equipment. We are presently updating our products and internal information systems, but we may not be able to complete these upgrades in a timely manner or at reasonable costs. We also may not be able to anticipate the extent of the Year 2000 impact until the Year 2000 arrives due to the interaction between our own systems and products and the systems and products of third parties. We believe our greatest exposure to Year 2000 risks relates to the readiness of the third party suppliers who fabricate, assemble and test our products and of our customers, who incorporate our products into their own products. Any failure of these third parties to resolve their own Year 2000 issues in a timely manner could cause a material disruption in our business and affect the marketability of our products.

        We also rely on the external systems of other third parties such as creditors, financial organizations, governmental entities and other suppliers, both domestic and international, to provide us with accurate data. Our business could be materially and adversely affected if any of these third parties experience disruptions in their operations or if an economic crisis or general widespread problems result from systems that are not Year 2000 compliant. Although we are working on contingency plans to address these issues, any contingency plans that we implement may not be adequate to meet our needs without disrupting our business or without causing delays and inefficiencies inherent in conducting operations in an alternative manner. If we fail to address any of the foregoing Year 2000 risks, our business, financial condition and results of operations may be materially and adversely affected.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE THROUGH THE ISSUANCE OF ADDITIONAL EQUITY OR CONVERTIBLE DEBT SECURITIES OR BY BORROWING MONEY, AND ADDITIONAL FUNDS MAY NOT BE AVAILABLE ON TERMS ACCEPTABLE TO US.

        We believe that the cash, cash equivalents and investments on hand and the cash we expect to generate from operations will be sufficient to meet our capital needs for at least the next twelve months. However, it is possible that we may need to raise additional funds to fund our activities beyond the next year. We could raise these funds by selling more stock to the public or to selected investors, or by borrowing money. In addition, even though we may not need additional funds, we may still elect to sell additional equity securities or obtain credit facilities for other reasons. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations significantly or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain technologies or potential markets. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership percentages of existing shareholders would be reduced. In addition, the equity or debt securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock.

        It is possible that our future capital requirements may vary materially from those now planned. The amount of capital that we will need in the future will depend on many factors, including:

        o the market acceptance of our products;

        o the levels of promotion and advertising that will be required to launch our products and achieve and maintain a competitive position in the marketplace;

        o volume price discounts;

        o our business, product, capital expenditure and research and development plans and technology roadmap;

        o the levels of inventory and accounts receivable that we maintain;

        o capital improvements to new and existing facilities;

        o technological advances;

        o our competitors' response to our products; and

        o our relationships with our suppliers and customers.

        In addition, we may require additional capital to accommodate planned growth, hiring, infrastructure and facility needs or to consummate acquisitions of other businesses, products or technologies.

OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

        Our articles of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring us, even if the acquisition would be beneficial to our shareholders. In addition, we have in the past issued and will in the future issue shares of Class B common stock in connection with certain acquisitions, upon exercise of certain stock options, and for other purposes. Those shares have superior voting rights entitling the holder to ten votes for each share held on matters that we submit to a shareholder vote (as compared with one vote per share in the case of our publicly-held Class A common stock). Our Board of Directors also has the authority to fix the rights and preferences of shares of our preferred stock and to issue these shares without a shareholder vote. It is possible that the provisions in our charter documents, the existence of supervoting rights by holders of our Class B common stock, and our officers' ownership of a majority of the Class B common stock and the ability of our Board of Directors to issue preferred stock may prevent parties from acquiring us. In addition, these factors may discourage third parties from bidding for our Class A common stock at a premium over the market price for this stock. Finally, these factors may also materially and adversely affect the market price of our Class A common stock, and the voting and other rights of the holders of our Class A common stock.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Investment Portfolio

        We do not use derivative financial instruments in our non-trading investment portfolio. We place our investments in instruments that meet high credit quality standards, as specified in our investment policy guidelines; the policy also limits the amount of credit exposure to any one issue, issuer or type of instrument. We do not anticipate any material loss with respect to our investment portfolio.

        The table below provides information about our non-trading investment portfolio. For investment securities, the table presents principal cash flows and related weighted average fixed interest rates by expected maturity dates. Our investment policy requires that all investments mature in three years or less, with a weighted average maturity of no longer than one year.

        Principal (Notional) Amounts by Expected Maturity (at December 31,
1998):

                                                                                   Fair Value
                                        1999           2000            Total         1998
                                      --------        ------         ---------     ----------
                                             (In thousands, except interest rates)
Cash equivalents..............        $35,934         $    --        $ 35,934       $ 35,931
   Weighted average rate......           4.50%             --            4.50%
Investments...................        $34,344         $42,826        $ 77,170       $ 77,497
   Weighted average rate......           4.67%           3.79%           4.18%
Total portfolio...............        $70,278         $42,826        $113,104       $113,428
   Weighted average rate......           4.58%           3.79%           4.28%

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Broadcom Corporation

        We have audited the accompanying consolidated balance sheets of Broadcom Corporation (formed as a result of the business combinations of Broadcom Corporation and Maverick Networks, Epigram, Inc., Armedia, Inc., HotHaus Technologies Inc., and AltoCom, Inc.) as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. The consolidated financial statements give retroactive effect to the business combinations of Broadcom Corporation and Maverick Networks, Epigram, Inc., and Armedia, Inc. on May 31, 1999, and HotHaus Technologies Inc. and AltoCom, Inc. on August 31, 1999, which have been accounted for using the pooling-of-interests method as described in the notes to the consolidated financial statements. Our audits also included the financial statement schedule listed in Item 5. These financial statements and schedule are the responsibility of the management of Broadcom Corporation. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the financial statements of Maverick Networks, Epigram, Inc., and AltoCom, Inc., which statements reflect aggregate total assets constituting $19.9 million for 1998 and $11.5 million for 1997 of the related consolidated financial statement totals, and which contributed aggregate net losses of $10.1 million, $3.7 million and $429,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Maverick Networks, Epigram, Inc., and AltoCom, Inc., is based solely on the reports of the other auditors.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Broadcom Corporation at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the business combinations of Broadcom Corporation and Maverick Networks, Epigram, Inc., Armedia, Inc., HotHaus Technologies Inc., and AltoCom, Inc., as described in the notes to the consolidated financial statements, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                            /s/ Ernst & Young LLP

Orange County, California
January 26, 1999, except for Notes 2 and 9
as to which the date is August 31, 1999

                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                       DECEMBER 31,
                                                                 ----------------------
                                                                   1998          1997
                                                                 --------       -------
ASSETS
Current assets:
  Cash and cash equivalents ...............................      $ 72,511       $33,031
  Short-term investments ..................................        34,344            --
  Accounts receivable (net of allowances for doubtful
  accounts and sales returns of $5,167 in 1998 and ........        42,279        10,665
  $721 in 1997)
  Inventory ...............................................         7,325         2,712
  Deferred taxes ..........................................         6,184         1,226
  Income taxes receivable .................................         3,069           433
  Prepaid expenses ........................................         6,932           534
                                                                 --------       -------
          Total current assets ............................       172,644        48,601
Property and equipment, net ...............................        31,600        10,110
Long-term investments .....................................        42,826            --
Deferred taxes ............................................         6,721            --
Other assets ..............................................         6,790         2,179
                                                                 --------       -------
          Total assets ....................................      $260,581       $60,890
                                                                 ========       =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable ..................................      $ 22,374       $ 7,900
  Wages and related benefits ..............................         3,135           872
  Accrued liabilities .....................................         8,217         2,365
  Current portion of long-term debt .......................         7,252         1,730
                                                                 --------       -------
          Total current liabilities .......................        40,978        12,867
Long-term debt, less current portion ......................         4,100         3,013
Commitments and contingencies
Shareholders' equity:
  Convertible preferred stock $.0001 par value:
     Authorized shares -- 10,000,000
       Issued and outstanding shares -- none in 1998
       And 3,567,839 in 1997 ..............................            --        28,617
  Class A common stock, $.0001 par value:
     Authorized shares--200,000,000
     Issued and outstanding shares--26,991,390 in 1998
      and none in 1997 ....................................             3            --
  Class B common stock, $.0001 par value:
     Authorized shares--100,000,000
     Issued and outstanding shares--71,927,651 in 1998
      and 70,161,496 in 1997 ..............................             7             7
  Additional paid-in capital ..............................       206,922        25,028
  Notes receivable from employees .........................        (2,743)       (3,362)
  Deferred compensation ...................................        (6,926)       (1,090)
  Retained earnings .......................................        18,240        (4,190)
                                                                 --------       -------
          Total shareholders' equity ......................       215,503        45,010
                                                                 --------       -------
          Total liabilities and shareholders' equity ......      $260,581       $60,890
                                                                 ========       =======


                             See accompanying notes.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       YEARS ENDED DECEMBER 31,
                                                 ------------------------------------
                                                   1998         1997           1996
                                                 --------      -------        -------
Revenue ...................................      $216,456      $42,341        $23,874
Cost of revenue ...........................        91,403       15,563          8,175
                                                 --------      -------        -------
Gross profit ..............................       125,053       26,778         15,699

Operating expense:
  Research and development ................        51,090       21,545          7,541
  Selling, general and administrative .....        32,939       11,410          4,364
                                                 --------      -------        -------
          Total operating expense .........        84,029       32,955         11,905
                                                 --------      -------        -------
Income (loss) from operations .............        41,024       (6,177)         3,794
Interest and other income, net ............         4,154           91            165
                                                 --------      -------        -------
Income (loss) before income taxes .........        45,178       (6,086)         3,959
Provision (benefit) for income taxes ......        20,586         (157)         1,514
                                                 --------      -------        -------
Net income (loss) .........................      $ 24,592      $(5,929)       $ 2,445
                                                 ========      =======        =======
Basic earnings (loss) per share ...........      $    .29      $  (.10)       $   .05
                                                 ========      =======        =======
Diluted earnings (loss) per share .........      $    .24      $  (.10)       $   .04
                                                 ========      =======        =======
Weighted average shares (basic) ...........        84,443       58,170         51,200
                                                 ========      =======        =======
Weighted average shares (diluted) .........       102,316       58,170         67,608
                                                 ========      =======        =======


                             See accompanying notes.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                             CONVERTIBLE
                                                                           PREFERRED STOCK               COMMON STOCK
                                                                       -----------------------       --------------------
                                                                         Shares        Amount          Shares      Amount
                                                                       ---------       -------       ----------    ------
Balance at December 31, 1995 ...................................       1,600,000       $ 3,150       56,564,366      $ 6
  Shares issued in business combinations .......................              --            --        3,299,992       --
  Issuance of preferred stock, net of issuance costs of $29 ....         493,839         2,934               --       --
  Exercise of stock options, net of repurchases ................              --            --        2,617,536       --
  Net income ...................................................              --            --               --       --
                                                                       ---------       -------       ----------      ---
Balance at December 31, 1996 ...................................       2,093,839         6,084       62,481,894        6
  Shares issued in business combinations .......................              --            --        3,484,018       --
  Issuance of preferred stock, net of issuance costs of $36 ....       1,500,000        22,689               --       --
  Repurchases of preferred stock ...............................         (26,000)         (156)              --       --
  Issuance of Class B common stock .............................              --            --          570,000       --
  Exercise of stock options, net of repurchases ................              --            --        3,625,584        1
  Tax benefit from exercise of stock options ...................              --            --               --       --
Deferred compensation related to grant of stock options ........              --            --               --       --
  Amortization of deferred compensation ........................              --            --               --       --
  Net loss .....................................................              --            --               --       --
                                                                       ---------       -------       ----------      ---
Balance at December 31, 1997 ...................................       3,567,839        28,617       70,161,496        7
  Shares issued in business combinations .......................              --            --        1,695,179       --
  Conversion of preferred stock into Class B common stock ......      (3,567,839)      (28,617)      16,907,034        2
  Issuance of Class A common stock in initial public
    offering, net of offering costs of $1,628 ..................              --            --        7,240,000        1
  Issuance of Class A common stock in follow-on offering,
    net of offering costs of $584 ..............................              --            --          940,000       --
  Exercise of stock options, net of repurchases ................              --            --        1,806,204       --
  Employee stock purchase plan .................................              --            --          169,128       --
  Repayment of notes receivable from employees .................              --            --               --       --
  Tax benefit from exercise of stock options and
    Stock purchase plan ........................................              --            --               --       --
  Deferred compensation related to grant of stock options ......              --            --               --       --
  Amortization of deferred compensation ........................              --            --               --       --
  Net income ...................................................              --            --               --       --
                                                                       ---------       -------       ----------      ---
Balance at December 31, 1998 ...................................              --       $    --       98,919,041      $10
                                                                       =========       =======       ==========      ===

                                                                               NOTES
                                                                ADDITIONAL   RECEIVABLE                                    TOTAL
                                                                 PAID-IN        FROM        DEFERRED       RETAINED    SHAREHOLDERS'
                                                                 CAPITAL      EMPLOYEES   COMPENSATION     EARNINGS       EQUITY
                                                                ----------   ----------   ------------     --------    -------------
Balance at December 31, 1995 ..................................  $  2,208      $  (332)      $    --      $   (706)     $   4,326
  Shares issued in business combinations ......................     5,433           --            --            --          5,433
  Issuance of preferred stock, net of issuance costs of $29....        --           --            --            --          2,934
  Exercise of stock options, net of repurchases ...............       761         (416)           --            --            345
  Net income ..................................................        --           --            --         2,445          2,445
                                                                 --------      -------       -------      --------      ---------
Balance at December 31, 1996 ..................................     8,402         (748)           --         1,739         15,483
  Shares issued in business combinations ......................    10,661           --            --            --         10,661
  Issuance of preferred stock, net of issuance costs of $36 ...        --           --            --            --         22,689
  Repurchases of preferred stock ..............................        --           --            --            --           (156)
  Issuance of Class B common stock ............................     1,050           --            --            --          1,050
  Exercise of stock options, net of repurchases ...............     3,568       (2,614)           --            --            955
  Tax benefit from exercise of stock options ..................       191           --            --            --            191
Deferred compensation related to grant of stock options .......     1,156           --        (1,156)           --             --
  Amortization of deferred compensation .......................        --           --            66            --             66
  Net loss ....................................................        --           --            --        (5,929)        (5,929)
                                                                 --------      -------       -------      --------      ---------
Balance at December 31, 1997 ..................................    25,028       (3,362)       (1,090)       (4,190)        45,010
  Shares issued in business combinations ......................     7,158           --            --        (2,162)         4,996
  Conversion of preferred stock into Class B common stock .....    28,615           --            --            --             --
  Issuance of Class A common stock in initial public
    offering, net of offering costs of $1,628 .................    79,169           --            --            --         79,170
  Issuance of Class A common stock in follow-on offering,
    net of offering costs of $584 .............................    30,548           --            --            --         30,548
  Exercise of stock options, net of repurchases ...............     1,886         (191)           --            --          1,695
  Employee stock purchase plan ................................     1,725           --            --            --          1,725
  Repayment of notes receivable from employees ................        --          810            --            --            810
  Tax benefit from exercise of stock options and
    Stock purchase plan .......................................    25,171           --            --            --         25,171
  Deferred compensation related to grant of stock .............     7,622           --        (7,622)           --             --
options
  Amortization of deferred compensation .......................        --           --         1,786            --          1,786
  Net income ..................................................        --           --            --        24,592         24,592
                                                                 --------      -------       -------      --------      ---------
Balance at December 31, 1998 ..................................  $206,922      $(2,743)      $(6,926)     $ 18,240      $ 215,503
                                                                 ========      =======       =======      ========      =========

                            See accompanying notes.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               YEARS ENDED DECEMBER 31,
                                                                         ------------------------------------
                                                                           1998           1997         1996
                                                                         --------       -------       -------
OPERATING ACTIVITIES

Net income (loss) .................................................      $ 24,592       $(5,929)      $ 2,445
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
     Depreciation and amortization ................................         9,143         3,364         1,091
     Amortization of deferred compensation ........................         1,786            66            --
     Deferred taxes ...............................................       (11,679)         (707)         (416)
     Change in operating assets and liabilities:
       Accounts receivable ........................................       (31,614)       (6,789)       (2,940)
       Inventory ..................................................        (4,613)       (1,805)         (404)
       Income taxes ...............................................        (2,636)       (2,245)        1,789
       Prepaid expenses and other assets ..........................       (11,571)       (1,011)         (505)
       Accounts payable ...........................................        14,474         5,578         1,187
       Other accrued liabilities ..................................         8,115         2,755           281
                                                                         --------       -------       -------
Net cash provided by (used in) operating activities ...............        (4,003)       (6,723)        2,528

INVESTING ACTIVITIES

Purchases of property and equipment, net ..........................       (29,079)       (8,100)       (3,854)
Proceeds from sale of investments .................................         8,808            --            --
Purchases of investments ..........................................       (85,978)           --            --
                                                                         --------       -------       -------
Net cash used in investing activities .............................      (106,249)       (8,100)       (3,854)

FINANCING ACTIVITIES
Proceeds from long-term obligations ...............................         4,535         3,779           187
Payments on long-term obligations .................................        (4,873)         (647)         (300)
Payments on capital lease obligations .............................          (329)         (448)         (181)
Proceeds from issuance of preferred stock .........................            --        22,689         2,934
Payments on repurchase of preferred stock .........................            --          (156)           --
Net proceeds from initial public offering of
  Class A common stock ............................................        79,170            --            --
Net proceeds from follow-on offering of
  Class A common stock ............................................        30,548            --            --
Net proceeds from issuance of common stock ........................        14,700        12,666         5,778
Tax benefit from exercise of stock options and stock
  purchase plan ...................................................        25,171           191            --
Proceeds from repayment of notes receivables from employees .......           810            --            --
                                                                         --------       -------       -------
Net cash provided by financing activities .........................       149,732        38,074         8,418
                                                                         --------       -------       -------
Increase in cash and cash equivalents .............................        39,480        23,251         7,092
Cash and cash equivalents at beginning of year ....................        33,031         9,780         2,688
                                                                         --------       -------       -------
Cash and cash equivalents at end of year ..........................      $ 72,511       $33,031       $ 9,780
                                                                         ========       =======       =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid .....................................................      $    493       $   274       $   125
                                                                         --------       -------       -------
Income taxes paid .................................................      $  9,890       $ 1,850       $    94
                                                                         ========       =======       =======

                             See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

        Broadcom Corporation (the "Company") is a leading provider of highly integrated silicon solutions that enable broadband digital transmission of voice, data and video content to and throughout the home and within the business enterprise. The Company's products enable the high-speed transmission of data over existing communications infrastructures, most of which were not originally intended for digital data transmission. Using proprietary technologies and advanced design methodologies, the Company designs, develops and supplies integrated circuits for a number of the most significant broadband communications markets, including the markets for cable set-top boxes, cable modems, high-speed office networks, home networking, direct broadcast satellite and terrestrial digital broadcast, and digital subscriber lines.

BASIS OF PRESENTATION

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates made in preparing the financial statements include the allowance for doubtful accounts and sales returns, inventory reserves, warranty reserves and income tax valuation allowances.

REVENUE RECOGNITION

        Revenue from product sales is recognized at the time of shipment. Provision is made currently for estimated product returns. Development revenue is recognized when earned. Revenue from licensed software is recognized at the time of shipment, provided the Company has vendor-specific objective evidence of the fair value of each element of the software offering. Revenue from post-contract customer support and any other future deliverables is deferred and earned over the support period or as contract elements are delivered.

CONCENTRATION OF CREDIT RISK

        The Company sells the majority of its products throughout North America, Europe and Asia. Sales to the Company's recurring customers are generally made on open account while sales to occasional customers are typically made on a C.O.D. basis. The Company performs periodic credit evaluations of its ongoing customers and generally does not require collateral. Reserves are maintained for potential credit losses, and such losses have generally been minimal and within management's expectations.

        The Company invests its excess cash in deposits with major banks, in U.S. Treasury and U.S. agency obligations and in debt securities of corporations with strong credit ratings and in a variety of industries. It is the Company's policy to invest in instruments that have a final maturity of no longer than three years, with a portfolio weighted average maturity of not more than one year.

FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company's financial instruments consist principally of cash and cash equivalents, short-term and long-term investments, accounts receivable, accounts payable, and borrowings. The Company believes all of the financial instruments' recorded values approximate current values.

CASH AND CASH EQUIVALENTS

        Cash and cash equivalents consist of cash and short-term investments with original maturities of ninety days or less.

INVESTMENTS

        The Company accounts for its investments in debt securities under Financial Accounting Standards Board ("FASB") Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. Management determines the appropriate classification of such securities at the time of purchase and reevaluates such classification as of each balance sheet date. The investments are adjusted for amortization of premiums and discounts to maturity and such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and are reported in the statement of operations.

INVENTORY

        Inventory is stated at the lower of cost (first-in, first-out) or market and consists of the following:

                                                               DECEMBER 31,
                                                           -------------------
                                                            1998         1997
                                                           ------       ------
                                                             (IN THOUSANDS)
Work in process...................................          3,546        1,196
Finished goods....................................          3,779        1,516
                                                           ------       ------
                                                           $7,325       $2,712
                                                           ======       ======

PROPERTY AND EQUIPMENT

        Property and equipment are carried at cost. Depreciation and amortization are provided on the straight-line method over the assets' estimated useful lives ranging from two to seven years. Property and equipment are comprised of the following:

                                                               DECEMBER 31,
                                                          ---------------------
                                                            1998          1997
                                                          --------      -------
                                                              (IN THOUSANDS)
Leasehold improvements.............................       $    744      $   296
Office furniture and equipment.....................          4,064        1,696
Machinery and equipment............................          8,228        1,561
Computer software and equipment....................         25,445       11,878
Construction in progress...........................          5,330           --
                                                          --------      -------
                                                            43,811       15,431
Less accumulated depreciation and amortization.....        (12,211)      (5,321)
                                                          --------      -------
                                                          $ 31,600      $10,110
                                                          ========      =======

LONG-LIVED ASSETS

        Effective January 1, 1996, the Company adopted FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. Implementation of Statement No. 121 had no impact on the consolidated financial statements of the Company.

INCOME TAXES

        The Company utilizes the liability method of accounting for income taxes as set forth in FASB Statement No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

STOCK-BASED COMPENSATION

        The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and has adopted the disclosure-only alternative of FASB Statement No. 123, Accounting for Stock-Based Compensation.

EARNINGS PER SHARE

        In 1997, the FASB issued Statement No. 128, Earnings Per Share, which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to the Statement No. 128 requirements and the accounting rules set forth in Staff Accounting Bulletin 98 issued by the Securities and Exchange Commission on February 3, 1998.

        The following table sets forth the computation of earnings (loss) per share:

                                                                         YEARS ENDED DECEMBER 31,
                                                                    ---------------------------------
                                                                      1998         1997        1996
                                                                    --------      -------     -------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator: net income (loss).................................       $ 24,592      $(5,929)    $ 2,445
                                                                    ========      =======     =======
Denominator:
  Weighted-average shares outstanding........................         90,219       65,693      59,001
  Less: nonvested common shares outstanding..................         (5,776)      (7,523)     (7,801)
                                                                    --------      -------     -------
Denominator for basic earnings (loss) per common share.......         84,443       58,170      51,200
Effect of dilutive securities:
  Nonvested common shares....................................          3,578           --       3,702
  Stock options..............................................         10,061           --         390
  Convertible preferred stock................................          4,227           --      12,316
  Warrants...................................................              7           --          --
                                                                    --------      -------     -------
Denominator for diluted earnings (loss) per common share.....        102,316       58,170      67,608
                                                                    ========      =======     =======
  Basic earnings (loss) per share............................       $    .29      $  (.10)    $   .05
                                                                    ========      =======     =======
  Diluted earnings (loss) per share..........................       $    .24      $  (.10)    $   .04
                                                                    ========      =======     =======

RESEARCH AND DEVELOPMENT EXPENDITURES

        Research and development expenditures are expensed in the period incurred.

WARRANTY

        The Company provides a one-year warranty on all products and records a related provision for estimated warranty costs at the date of sale. The estimated warranty liability at December 31, 1998 and 1997 was $2.0 million and $150,000, respectively.

COMPREHENSIVE INCOME

        Effective January 1, 1998, the Company adopted FASB Statement No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. For the years ended December 31, 1998, 1997 and 1996, the Company did not have any components of comprehensive income as defined in Statement No. 130.

SEGMENTS OF A BUSINESS ENTERPRISE

        Effective January 1, 1998, the Company adopted FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement No. 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of Statement No. 131 did not affect the consolidated results of operations or financial position of the Company.

STATEMENT OF CASH FLOWS

        For purposes of the statement of cash flows, the Company considers investment securities with original maturities of ninety days or less to be cash equivalents.

        The following table sets forth certain non-cash transactions excluded from the statements of cash flows:

                                                            YEARS ENDED DECEMBER 31,
                                                         -----------------------------
                                                         1998         1997        1996
                                                         ----        ------      -----
                                                                (In thousands)
Purchase of equipment through capital leases....         $992        $  583       $434
Notes receivable from employees issued in
  connection with exercise of stock options.....          191         2,614        416

RECLASSIFICATIONS

        Certain amounts in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the current year presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes new standards for recording derivatives in interim and annual financial statements. This statement requires recording all derivative instruments as assets or liabilities, measured at fair value. Statement No. 133 is effective for fiscal years beginning after June 15, 1999. Management does not anticipate that the adoption of the new statement will have a significant impact on the consolidated results of operations or financial position of the Company.

2. BUSINESS COMBINATIONS

Pooling-of-Interests Transactions

        On May 31, 1999, the Company completed the acquisitions of Maverick Networks ("Maverick"), Epigram, Inc. ("Epigram"), and Armedia, Inc. ("Armedia"). Maverick develops highly integrated silicon for multi-layer switching equipment in enterprise networks, Epigram makes advanced semiconductor products for high-speed home networking, and Armedia is a developer of high performance digital video decoders. In connection with the acquisitions, the Company issued 6,363,822 shares of its Class B common stock and reserved an additional 666,462 shares of its Class B common stock for issuance upon exercise of outstanding employee stock options, warrants and other rights.

        On August 31, 1999 the Company completed the acquisitions of HotHaus Technologies Inc. ("HotHaus") and AltoCom, Inc. ("AltoCom"). HotHaus is a provider of OpenVoIP(TM) (Voice over Internet Protocol) embedded communications software that enables transmission of digital voice, fax and data packets over data networks, including the Internet. AltoCom offers complete software data/fax modem implementations for general purpose embedded processors, PC CPUs and digital signal processors. In connection with the acquisitions, the Company issued 3,361,571 shares of its Class B common stock and reserved an additional 258,263 shares of its Class B common stock for issuance upon exercise of outstanding employee stock options and other rights.

        Each of the acquisitions was accounted for as a pooling of interests. Accordingly, the Company's historical consolidated financial statements have been restated to include the pooled operations of Maverick, Epigram,

Armedia, HotHaus and AltoCom. A reconciliation of revenue, net income (loss) and diluted earnings (loss) per share originally reported for the years ended December 31, 1998, 1997 and 1996 to the restated amounts presented in the accompanying Consolidated Statements of Operations is as follows:

                                                  YEARS ENDED DECEMBER 31,
                                            -------------------------------------
                                              1998          1997           1996
                                            --------       -------       --------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue
  Broadcom ...........................      $203,095       $36,955       $21,370
  Maverick, Epigram and Armedia ......           200           913         2,070
  HotHaus and AltoCom ................        13,161         4,473           434
                                            --------       -------       -------
       Total .........................      $216,456       $42,341       $23,874
                                            ========       =======       =======

Net income (loss)
  Broadcom ...........................      $ 36,398       $(1,173)      $ 3,016
  Maverick, Epigram and Armedia ......       (14,774)       (5,379)         (350)
  HotHaus and AltoCom ................         2,968           623          (221)
                                            --------       -------       -------
       Total .........................      $ 24,592       $(5,929)      $ 2,445
                                            ========       =======       =======

Diluted earnings (loss) per share
  Broadcom ...........................      $    .39       $  (.02)      $   .05
  Maverick, Epigram and Armedia ......          (.17)         (.10)         (.01)
  HotHaus and AltoCom ................           .02           .02            --
                                            --------       -------       -------
       Total .........................      $    .24       $  (.10)      $   .04
                                            ========       =======       =======

        The restated consolidated financial statements give effect to the business combinations as if they had occurred prior to the beginning of each period presented and reflect adjustments made to (i) conform the accounting policies of the combined companies and (ii) eliminate intercompany accounts and transactions. No adjustments have been made to give effect to acquisition-related expenses, which have been recorded in the fiscal year ending December 31, 1999.

        The historical numbers of shares of Maverick, Epigram, Armedia, HotHaus and AltoCom common stock and common stock equivalents have been converted to equivalent shares of the Company's common stock based on the applicable exchange ratios used to convert the respective outstanding shares of each acquired company on the respective acquisition dates.

        AltoCom recorded approximately $2.2 million in the year ended December 31, 1998, representing accretion to redemption value of its preferred stock. Such amount has been presented as a reduction to retained earnings in the accompanying Consolidated Statements of Shareholders' Equity.

3. INVESTMENTS

        At December 31, 1998, all of the Company's investments were in commercial paper and state, municipal and county government bonds, and were classified as held-to-maturity. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity investments are stated at cost, adjusted for amortization of premiums and discounts to maturity. A summary of held-to-maturity securities by balance sheet caption at December 31, 1998 is as follows:

                                                             GROSS         GROSS
                                            AMORTIZED     UNREALIZED     UNREALIZED    FAIR
                                              COST           GAINS         LOSSES     VALUE
                                            ---------     ----------     ----------  --------
                                                             (IN THOUSANDS)
Cash equivalents...................         $ 35,934         $  1          $(4)      $ 35,931
Short-term investments.............           34,344           39           (4)        34,379
Long-term investments..............           42,826          292           --         43,118
                                            --------         ----          ---       --------
Securities classified as
  held-to-maturity.................         $113,104         $332          $(8)      $113,428
                                            ========         ====          ===       ========

        Scheduled maturities of held-to-maturity investments at December 31, 1998 are as follows:

                                       AMORTIZED       FAIR
                                         COST          VALUE
                                       ---------     --------
                                          (IN THOUSANDS)
Debt securities maturing within:
  One year......................       $ 70,278      $ 70,310
  Two years.....................         42,826        43,118
                                       --------      --------
                                       $113,104      $113,428
                                       ========      ========

4. INCOME TAXES

        A reconciliation of the provision (benefit) for income taxes at the federal statutory rate compared to the Company's effective tax rate follows:

                                                                          YEARS ENDED DECEMBER 31,
                                                                  --------------------------------------
                                                                    1998            1997            1996
                                                                  -------         -------         ------
                                                                              (IN THOUSANDS)
Statutory federal provision (benefit) for income taxes.....       $15,812         $(2,069)        $1,346
Increase (decrease) in taxes resulting from:
  State taxes, net of federal benefit......................           783              40            218
  Benefit of research and development tax credits..........        (3,640)           (229)          (270)
  Losses of acquired companies not benefited...............         4,326           2,041            189
  Foreign losses without benefit...........................         3,068              --             --
  Tax exempt interest......................................          (458)             --             --
  Other....................................................           695              60             31
                                                                  -------         -------         ------
Total provision (benefit) for income taxes.................       $20,586         $  (157)        $1,514
                                                                  =======         =======         ======

        The federal and state income tax provision (benefit) is summarized as follows:

                                           YEARS ENDED DECEMBER 31,
                                   --------------------------------------
                                     1998            1997           1996
                                   --------         -----         -------
                                               (IN THOUSANDS)
Current:
  Federal...................       $ 27,182         $ 413         $1,593
  State.....................          5,216             1            337
                                   --------         -----         ------
                                     32,398           414          1,930
Deferred:
  Federal...................         (9,169)         (631)          (409)
  State.....................         (2,643)           60             (7)
                                   --------         -----         ------
                                    (11,812)         (571)          (416)
                                   --------         -----         ------
                                   $ 20,586         $(157)        $1,514
                                   ========         =====         ======

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes are as follows:

                                                                          DECEMBER 31,
                                                                     ---------------------
                                                                       1998          1997
                                                                     -------       -------
                                                                        (IN THOUSANDS)
Deferred tax assets:
  Book depreciation in excess of tax depreciation..............      $ 1,376       $    60
  Research and development tax credit carryforwards............        3,710           141
  Net operating losses of acquired companies...................        7,926         2,230
  Reserves and accruals not currently deductible
     for tax purposes..........................................        6,216         1,208
  California manufacturer's investment credit carryforward.....          479            --
  Other........................................................           87           150
  Valuation allowance..........................................       (6,889)       (2,563)
                                                                     -------       -------
Net deferred tax assets........................................      $12,905       $ 1,226
                                                                     =======       =======

        At December 31, 1998, the Company had federal and state research and experimentation credit carryforwards of $2,288,000 and $1,422,000, respectively, which begin to expire in 2012. Additionally, at December 31, 1998, the Company had a California manufacturer's investment credit carryforward of $479,000, which expires in 2006. At December 31, 1998, the Company also had federal and state net operating loss carryforwards of approximately $21,500,000 resulting from its May 31, 1999 acquisitions. These losses begin to expire in 2011. A valuation allowance has been provided on these acquired losses to the extent that it is more likely than not that the benefit of such losses will not be recognized.

5. LONG-TERM DEBT

        In March 1995, the Company entered into a Loan and Security Agreement with Silicon Valley Bank ("SVB") which, as amended in June 1997, provided for a $3.0 million term loan and a $3.0 million revolving credit facility. A $500,000 letter of credit facility was also included in the agreement provided that sufficient credit was available under the other two facilities. During 1997, the full amount of the $3.0 million term loan facility was utilized at an interest rate of SVB's prime rate as announced from time to time plus .5%. At December 31, 1997, $2.5 million was outstanding under the term loan facility. During 1998, the Company repaid all outstanding indebtedness under this facility. The Loan and Security Agreement expired on April 5, 1998.

        The following is a summary of the Company's long-term debt and other loans at:

                                                                       DECEMBER. 31,
                                                                   -------------------
                                                                    1998         1997
                                                                   -------     -------
                                                                      (IN THOUSANDS)
Silicon Valley Bank term loan collateralized by
  substantially all of the Company's assets, payable in
  varying monthly installments at a rate of 9.3%.............      $    --     $ 2,500
Long-term notes at rates from 10.75% to 12.25%
  secured by certain of the Company's assets.................        3,512         600
Non-interest bearing notes payable...........................        6,427         893
Capitalized lease obligations payable in varying
  monthly installments at rates from 8.8% to 14.7%...........        1,413         750
                                                                   -------     -------
                                                                    11,352       4,743
Less current portion of long-term debt.......................       (7,252)     (1,730)
                                                                   -------     -------
                                                                   $ 4,100     $ 3,013
                                                                   =======     =======

        The long-term notes and non-interest bearing notes payable shown in the foregoing summary were paid off in 1999.

        Interest expense for the years ended December 31, 1998, 1997 and 1996 was $467,000, $261,000, and $125,000, respectively.

6. COMMITMENTS

        The Company leases its facilities and certain computer software and equipment under operating lease agreements expiring through 2005. Future minimum payments under noncancelable operating leases with initial terms of one year or more are as follows: $11.0 million in 1999; $14.3 million in 2000; $10.8 million in 2001; $7.0 million in 2002; $6.0 million in 2003; and $5.9 million thereafter.

        The Company had commitments totaling approximately $4.3 million as of December 31, 1998 for the purchase of workstation hardware and software and for information systems infrastructure.

        Rent expense for the years ended December 31, 1998, 1997 and 1996 aggregated $2.9 million, $1.1 million and $387,000, respectively.

7. SHAREHOLDERS' EQUITY

COMMON STOCK

        In February 1998, the Board of Directors approved the amendment and restatement of the articles of incorporation to authorize 200,000,000 shares of Class A common stock, 100,000,000 shares of Class B common stock and 10,000,000 shares of preferred stock. Effective with the amendment, all outstanding common stock was converted into Class B common stock and all outstanding stock options became exercisable for shares of Class B common stock. The shares of Class A common stock and Class B common stock are substantially identical, except that holders of Class A common stock are entitled to one vote for each share held, and holders of Class B common stock are entitled to ten votes for each share held on all matters submitted to a vote of the shareholders. In addition, holders of Class B common stock are entitled to vote separately on the proposed issuance of additional shares of Class B common stock. The Class A common stock and Class B common stock are sometimes collectively referred to herein as the "common stock."

STOCK SPLIT

        In February 1998, the Board of Directors approved a 3-for-2 stock split, effective March 9, 1998, of the Company's common stock. All share and per share amounts in the accompanying consolidated financial statements have been retroactively restated to reflect the stock split.

SALE OF SHARES TO CISCO SYSTEMS, INC.

        On February 3, 1998, Cisco Systems, Inc. ("Cisco Systems") exercised its option to purchase 1,000,000 shares of Class A common stock upon consummation of the Company's initial public offering at a price per share equal to the initial public offering price, net of underwriting discounts and commissions. Such option was granted to Cisco Systems in connection with the Development and License Agreement entered into between the Company and Cisco Systems effective in September 1996, as amended on February 3, 1998.

INITIAL PUBLIC OFFERING AND FOLLOW-ON OFFERING

        In April 1998, the Company completed its initial public offering (the "Offering") of 8,050,000 shares of its Class A common stock. Of these shares, the Company sold 6,240,000 shares and selling shareholders sold 1,810,000 shares at a price of $12.00 per share. In addition, the Company sold 1,000,000 shares of Class A common stock to Cisco Systems, in a concurrent registered offering that was not underwritten, at a price of $11.16 per share. The Company received aggregate net proceeds from the Offering and the sale of shares to Cisco Systems of approximately $79.2 million in cash (net of underwriting discounts and commissions and offering costs). Upon consummation of the Offering, all outstanding shares of the Company's Convertible preferred stock were automatically converted into an aggregate of 16,907,034 shares of Class B common stock.

        In October 1998, the Company completed a follow-on public offering. Of the 6,900,000 shares of Class A common stock offered, the Company sold 940,000 shares and selling shareholders sold 5,960,000 shares, at a price of $34.50 per share. The Company received net aggregate proceeds of approximately $30.5 million after deducting underwriting discounts and commissions and offering costs.

CONVERTIBLE PREFERRED STOCK

        Preferred stock consisted of the following at December 31, 1997:

                                SHARES           SHARES ISSUED       LIQUIDATION
SERIES                        AUTHORIZED        AND OUTSTANDING      PREFERENCE
------                        -----------       ---------------      -----------
A.....................            500,000            500,000         $ 1,000,000
B.....................            600,000            600,000           1,200,000
C.....................            500,000            500,000           1,000,000
D.....................            500,000            467,839           2,807,034
E.....................          1,800,000          1,500,000          22,725,000
Undesignated..........          6,100,000                 --                  --
                               ----------          ---------         -----------
                               10,000,000          3,567,839         $28,732,034
                               ==========          =========         ===========

        Each share of Series A, B, C and D preferred stock is convertible into six shares of Class B common stock. Each share of Series E preferred stock is convertible into three shares of Class B common stock. Such shares may be converted at any time at the option of the holder and automatically convert into Class B common stock in the event of an underwritten public offering of the Company's common stock as long as the value of the Company for purposes of the public offering is not less than $45,000,000.

        Holders of the Company's Series A, B, C, D and E preferred stock are entitled to noncumulative annual dividends of $0.20 per share in preference to holders of common stock when declared by the Board of Directors. No such cash dividends have been declared since the inception of the Company.

        In the event of the liquidation of the Company, holders of Series A, B, C, D and E preferred stock are entitled to receive an amount per share equal to the original issuance price plus declared and unpaid dividends, prior and in preference to any distribution of assets to holders of common stock.

        The holders of Series A, B, C, D and E preferred stock have the right to purchase additional shares of stock in order to maintain their ownership percentage in the event of certain future sales of stock by the Company.

        Holders of Series A, B, C, D and E preferred stock are entitled to the same number of votes per share on any and all matters submitted to a shareholder vote as the Class B common stock into which the preferred stock is convertible.

        Upon consummation of the Offering in April 1998, each share of Series A, B, C and D preferred stock was converted into six shares of Class B common stock, and each share of Series E preferred stock was converted into three shares of Class B common stock. As of December 31, 1998, no shares of preferred stock were outstanding.

ISSUANCE OF WARRANTS

        In April 1998, the Company issued a Class A common stock Purchase Warrant (the "Warrant") to Brobeck, Phleger & Harrison LLP, counsel to the Company, to purchase up to 20,000 shares of the Company's Class A common stock at an exercise price of $12.00 per share. The Warrant is exercisable from April 30, 1999 to April 30, 2000. The Warrant was issued in a transaction exempt from registration by virtue of Section 4(2) of the Securities Act of 1933, as amended.

1998 EMPLOYEE STOCK PURCHASE PLAN

        The 1998 Employee Stock Purchase Plan (the "Purchase Plan"), adopted on February 3, 1998, allows employees to designate up to 15% of their total compensation to purchase shares of the Company's Class A common stock at 85% of fair market value (calculated in the manner provided in the Purchase Plan). 1,500,000 shares of Class A common stock have been reserved for issuance under the Purchase Plan. In 1998, 169,128 shares were purchased at a price of $10.20 per share.

1994 STOCK OPTION PLAN

        Under the Company's Amended and Restated 1994 Stock Option Plan (the "1994 Plan"), the Board of Directors or a Committee consisting of two or more members of its Board of Directors is authorized to grant options to purchase the Company's Class B common stock to its employees, members of the Board of Directors and certain consultants. Incentive options may be granted at an exercise price equal to or greater than 100% of the fair market value of the underlying Class B common stock at the date of grant, and non-qualified options may be granted at an exercise price equal to or greater than 85% of the fair market value of the underlying Class B common stock on the date of grant.

        The options are exercisable immediately upon issuance and generally have a term of ten years. The Company reserves the right to repurchase all unvested shares held by the participant upon the participant's termination at the original purchase price. Fully vested options not purchased by the participant within three months after termination are canceled and returned to the plan. The Board of Directors or the Committee determines the vesting schedule at the time of issuance. Stock options generally vest at the rate of 25% after one year and ratably on a monthly basis for three years thereafter. Until the Company's Offering in April 1998, the Company had the right of first refusal to purchase any shares of common stock issued under the 1994 Plan.

        At the discretion of the Board of Directors or the Committee, the Company may make secured loans to option holders in amounts up to the exercise price of their options plus related taxes or permit the option holder to pay the exercise price in installments over a determined period. During 1998, 1997 and 1996, the Company loaned

$191,000, $2,614,00 and $416,000, respectively, to employees for the exercise of options. These notes are full-recourse, are secured by the shares of stock, are interest bearing with rates ranging from 5.6% to 6.5%, are due between three and five years from the exercise date and must be ratably repaid upon sale of the underlying shares of stock.

        During 1997 and 1996, the Company's Board of Directors approved increases in the number of shares of Class B common stock reserved and available for issuance under the 1994 Plan of 19,200,000 shares and 9,000,000 shares, respectively. A total of 39,000,000 shares of Class B common stock was available for issuance at December 31, 1998 and 1997. In April 1998, all amounts reserved for issuance under the 1994 Plan were assumed by the 1998 Plan. As of December 31, 1998, no shares were available for grant under the 1994 Plan.

1998 STOCK INCENTIVE PLAN

        The Company's 1998 Stock Incentive Plan (the "1998 Plan"), which became effective on April 8, 1998 (the "Plan Effective Date"), is intended to serve as the successor equity incentive program to the Company's 1994 Plan and the Company's 1998 Special Stock Option Plan (the "Special Plan"). The Special Plan was adopted to permit options to be granted with terms permitted by the 1998 Plan prior to the 1998 Plan becoming effective. A total of 4,000,000 shares of Class B common stock were authorized for issuance under the Special Plan. A total of 31,896,878 shares of common stock have been authorized for issuance under the 1998 Plan. Such share reserve consists of (i) the number of shares which remain available for issuance under the 1994 Plan and the Special Plan on the Plan Effective Date, including the shares subject to outstanding options, and (ii) an additional increase of 6,000,000 shares of Class A common stock. Any unvested shares of Class B common stock issued under the 1994 Plan or the Special Plan repurchased by the Company after the Plan Effective Date will be added to the reserve of Class A common stock available for issuance under the 1998 Plan. In addition, the number of shares of Class A common stock reserved for issuance under the 1998 Plan will automatically increase on the first trading day of each calendar year, beginning in calendar year 1999. The increase will be equal to 3% of the total number of shares of Class A common stock outstanding on the last trading day of the immediately preceding calendar year.

        In April 1998, outstanding options under the 1994 Plan and the Special Plan were incorporated into the 1998 Plan, and no further option grants may be made under the 1994 Plan or the Special Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1998 Plan to those options.

ACQUIRED COMPANY STOCK OPTION PLANS AND COMBINED OPTION PLAN ACTIVITY

        As a result of the Company's acquisitions of Maverick, Epigram, Armedia, HotHaus and AltoCom, the Company assumed stock options granted under stock option plans established by each acquired company (collectively the "Acquired Company Plans"). Activity under the 1994 Plan, the Special Plan and the 1998 Plan (collectively the "Broadcom Plans"), and the Acquired Company Plans during 1998, 1997 and 1996 is set forth below:

                                                                           OPTIONS OUTSTANDING
                                                          ----------------------------------------------------------
                                                                                                           WEIGHTED-
                                                           SHARES                                          AVERAGE
                                                          AVAILABLE      NUMBER OF           PRICE         EXERCISE
                                                          FOR GRANT       SHARES           PER SHARE         PRICE
                                                          ----------     ----------      --------------    ---------
Balance at December 31, 1995........................         405,000        195,376      $          .03     $  .03
  Additional shares reserved........................       9,000,000             --                 --          --
  Options granted under Broadcom Plans..............      (6,538,500)     6,538,500        .03 -    .57        .37
  Options granted under Acquired Company Plans......              --        139,521        .16 -    .55        .29
  Options canceled..................................              --        (13,725)                .16        .16
  Options exercised.................................              --     (2,707,395)       .03 -    .57        .25
                                                          ----------     ----------      --------------     ------
Balance at December 31, 1996........................       2,866,500      4,152,277        .03 -    .57        .42
  Additional shares reserved........................      19,200,000             --                 --          --
  Options granted under Broadcom Plans...............    (10,660,800)    10,660,800        .57 -   4.00       1.26
  Options granted under Acquired Company Plans......              --        781,105        .03 -  13.92        .52
  Options canceled..................................          22,122        (34,729)       .16 -    .57        .31
  Options exercised.................................              --     (4,504,584)       .03 -   4.00        .84
                                                          ----------     ----------      --------------     ------
Balance at December 31, 1997........................      11,427,822     11,054,869        .03 -  13.92       1.08
  Additional shares reserved........................      10,000,000             --                 --          --
  Options granted under Broadcom Plans..............     (13,894,350)    13,894,350       5.00 -  60.38      22.67
  Options granted under Acquired Company Plans......              --        775,675        .03 -  20.88       1.85
  Options canceled..................................         793,150       (801,396)       .16 -  24.50       3.79
  Options repurchased...............................           6,000             --                 --          --
  Options exercised.................................              --     (1,973,651)       .03 -  31.06       1.22
                                                          ----------     ----------      --------------     ------
Balance at December 31, 1998........................       8,332,622     22,949,847      $ .03 - $60.38     $14.06
                                                          ==========     ==========      ==============     ======

        The weighted average remaining contractual life and weighted average exercise price of options outstanding and of options exercisable as of December 31, 1998 were as follows:

                                                      OUTSTANDING
                               ---------------------------------------------------------
                                                  WEIGHTED AVERAGE                                     EXERCISABLE
                                NUMBER OF            REMAINING                              -------------------------------
          RANGE OF                SHARES          CONTRACTUAL LIFE      WEIGHTED AVERAGE       SHARES      WEIGHTED AVERAGE
       EXERCISE PRICES         OUTSTANDING            (YEARS)           EXERCISE PRICE      EXERCISABLE     EXERCISE PRICE
      ----------------         -----------        ----------------      ----------------    -----------    ----------------
      $  .03 to $  .57          4,608,831               8.03                $  .51           4,326,255          $  .50
      $  .62 to $ 4.67          4,957,192               8.81                $ 1.67           4,590,959          $ 1.66
      $ 5.00 to $ 5.00          5,225,826               9.20                $ 5.00             709,043          $ 5.00
      $ 6.96 to $37.75          2,810,998               9.47                $21.21             303,546          $12.38
      $40.91 to $60.38          5,347,000               9.85                $42.34                  --              --

        Additional information relating to the Broadcom Plans and the Acquired Company Plans is as follows at December 31:

                                                                1998            1997            1996
                                                            -----------     -----------      ----------
Nonvested common shares subject to repurchase...........      4,522,919       8,199,775       7,848,070
Weighted average repurchase price.......................    $       .69     $       .50      $      .11
Unvested options outstanding............................     21,229,485      10,167,325       4,032,438
Total reserved common stock shares for
  stock option plans....................................     31,282,469      22,482,691       7,018,777

        The Company recorded approximately $7.6 million and $1.2 million of net deferred compensation in the years ended December 31, 1998 and 1997, respectively, for the difference between the exercise price of certain of the Company's stock options granted and the deemed fair market value of the underlying Class B common stock. Such amounts have been presented as a reduction to shareholders' equity and are being amortized ratably over the vesting period of the applicable options. The Company amortized an aggregate of $1.8 million and $66,000 of deferred compensation in 1998 and 1997, respectively. The remaining balance of total deferred compensation will be amortized ratably over the vesting period of the applicable options.

PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK-BASED COMPENSATION PLANS

        Pro forma information regarding results of operations and net income
(loss) per share is required by FASB Statement No. 123 for stock-based awards to employees as if the Company had accounted for such awards using a valuation method permitted under Statement No. 123.

        The value of the Company's stock-based awards granted to employees prior to the Offering in April 1998 was estimated using the minimum value method, which does not consider stock price volatility. Stock-based awards granted in 1998 subsequent to the Offering have been valued using the Black-Scholes option pricing model. Among other things, the Black-Scholes model considers the expected volatility of the Company's stock price, determined in accordance with Statement No. 123, in arriving at an option valuation. Estimates and other assumptions necessary to apply the Black-Scholes model may differ significantly from assumptions used in calculating the value of options granted prior to the Offering under the minimum value method.

        The fair value of the Company's stock-based awards granted to employees prior to the Offering was estimated assuming no expected dividends, a weighted average expected life of 3.5 years, a weighted average risk-free interest rate of 6.0% and no expected volatility. The fair value of options granted after the Offering was estimated assuming no expected dividends, a weighted average expected life of 1.5 years from vest date, a weighted average risk-free interest rate of 5.0% and an expected volatility of .74. The fair value of employee stock purchase rights was estimated assuming no expected dividends, a weighted average expected life of 15 months, a weighted average risk-free interest rate of 5.0% and an expected volatility of .74.

        The weighted-average fair value of options granted during 1998, 1997 and 1996 were $12.51, $.36 and $.06, respectively. The weighted-average fair value of employee stock purchase rights granted in 1998 was $6.15. For pro forma purposes, the estimated value of the Company's stock-based awards to employees is amortized over the vesting period of the underlying instruments. The results of applying Statement No. 123 to the Company's stock-based awards to employees would approximate the following:

                                                   YEARS ENDED DECEMBER 31,
                                          ----------------------------------------
                                           1998            1997              1996
                                          -------         -------           ------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss)
   As reported...............             $24,592         $(5,929)          $2,445
   Pro forma.................               7,263          (6,548)           2,374
Basic earnings (loss) per share
   As reported...............             $   .29         $  (.10)          $  .05
   Pro forma.................                 .09            (.11)             .05
Diluted earnings (loss) per share
   As reported...............             $   .24         $  (.10)          $  .04
   Pro forma.................                 .07            (.11)             .04

8. EMPLOYEE BENEFIT PLANS

        The Company sponsors a defined contribution 401(k) Savings and Investment Plan, which was established in 1996, covering substantially all of the Company's employees, subject to certain eligibility requirements. At its discretion, the Company may make contributions to the plan. The Company made no contributions to this plan in 1998, 1997 or 1996.

9. LITIGATION

        In December 1996 Stanford Telecommunications, Inc. ("STI") filed an action against the Company in the United States District Court for the Northern District of California. STI alleged that the Company's BCM3036, BCM3037,

BCM3300, BCM93220 and BCM93220B products infringed one of STI's patents (the "'352 Patent"). STI sought an injunction as well as the recovery of monetary damages, including treble damages for willful infringement, as to the products listed above and potentially other products. The Company filed an answer and affirmative defenses to STI's complaint, denying the allegations in STI's complaint, and asserted a counterclaim requesting declaratory relief that the Company was not infringing the '352 Patent and that the '352 Patent was invalid and unenforceable. In May 1999 the Company brought a separate action against STI and an STI subsidiary in California Superior Court for misappropriation of certain Company trade secrets. On June 16, 1999 the parties entered into a settlement agreement and agreed to dismiss with prejudice all claims and counterclaims in both actions. Under the terms of the settlement agreement, STI granted to the Company a worldwide, non-exclusive, royalty-free license to STI's rights in patents and patent applications, and all inventions conceived, through the date of the agreement, relating to any transmitter or receiver technology, or design or invention capable of use over a coaxial cable transmission medium, excluding patent claims specifically claiming Code Division Multiple Access
(CDMA) inventions. The Company also obtained the option to acquire licenses on commercially reasonable terms to STI's patent claims based upon CDMA inventions capable of use over a coaxial cable transmission medium, and STI agreed not to bring any future action against the Company, its suppliers or customers for patent infringement or trade secret misappropriation resulting from commercial use of any of the Company's existing technology, designs or products. In connection with the settlement, the Company made a one-time payment to STI and the parties exchanged mutual releases. Neither party admitted any liability in connection with the various actions.

        In April 1997 Sarnoff Corporation and Sarnoff Digital Communications, Inc., now known as NxtWave Communications, Inc., (collectively, "Sarnoff") filed a complaint in New Jersey Superior Court against the Company and five former Sarnoff employees now employed by the Company (the "Former Employees") asserting claims against the Former Employees for breach of contract, misappropriation of trade secrets, and breach of the covenant of good faith and fair dealing, and against the Company for inducing such actions. Those claims relate to the alleged disclosure of certain technology of Sarnoff to the Company. The complaint also asserted claims against the Company and the Former Employees for unfair competition, misappropriation and misuse of trade secrets and confidential, proprietary information of Sarnoff, and tortious interference with present and prospective economic advantage, as well as a claim against the Company alleging that it "illegally pirated" Sarnoff's employees. The complaint sought to preliminarily and permanently enjoin the Company and the Former Employees from utilizing any alleged Sarnoff trade secrets, and to restrain the Former Employees from violating their alleged statutory and contractual duties of confidentiality to Sarnoff by, for example, precluding them from working for six months in any capacity relating to certain of the Company's programs. In May 1997 the Court denied Sarnoff's request for a temporary restraining order. On February 2, 1999 the Court dismissed with prejudice Sarnoff's misappropriation of trade secrets claims, and granted summary judgment dismissing all of Sarnoff's remaining claims except claims based upon the Company's alleged "pirating" of Sarnoff's employees. Trial of Sarnoff's "piracy"-related claims commenced on February 22, and concluded on March 2, 1999. On April 27, 1999 the Court issued an order and opinion dismissing with prejudice all remaining claims that Sarnoff had against the Company. The Court found in the Company's favor on all liability, causation, and damages issues. Subsequently the Court denied the Company's petition for attorneys' fees in the case. Judgment on the Court's February 2 and April 27 orders was entered on May 19, 1999. On July 1, 1999, Sarnoff filed an appeal of both orders in the Superior Court of New Jersey, Appellate Division. In October 1999 Sarnoff requested that the Appellate Division dismiss the appeal and the court did so.

        In July 1997 the Company commenced an action against Sarnoff in the California Superior Court alleging breach of contract, fraud, misappropriation of trade secrets, false advertising, trade libel, intentional interference with prospective economic advantage and unfair competition. The claims center on Sarnoff's violation of a non-disclosure agreement entered into with the Company with respect to limited use of certain of the Company's technology and on inaccurate comparisons that the Company believes Sarnoff has made in its product advertising and in statements to potential customers and others. This action was removed to the United States District Court for the Central District of California, and was stayed pending resolution of the New Jersey action described in the preceding paragraph. Following trial in the New Jersey action, the parties stipulated to lift the stay so that litigation of the California action could go forward. Sarnoff then filed a motion for summary judgment in the California case on the basis that the issues therein have been or should have been previously litigated in the New Jersey action under the New Jersey "entire controversy" doctrine. Following oral argument on August 16, 1999, the Court granted Sarnoff's motion and dismissed Broadcom's claims on the grounds that they should have been brought as part of the New Jersey action. The Company believes that the California action involves facts, circumstances and claims unrelated to those at issue in the New Jersey action, and has filed an appeal of the District Court's ruling. No discovery has yet occurred in the case.

        In March 1998 Scott O. Davis, the Company's former Chief Financial Officer, filed a complaint in California Superior Court against the Company and its Chief Executive Officer, Henry T. Nicholas, III, alleging claims for fraud and deceit, negligent misrepresentation, breach of contract, breach of fiduciary duty, constructive fraud, conversion, breach of the implied covenant of good faith and fair dealing, and declaratory relief. The claims related to Mr. Davis' alleged ownership of 26,000 shares of Series D preferred stock originally purchased by Mr. Davis in March 1996 (which shares would have converted into 156,000 shares of Class B common stock upon consummation of the Offering). The purchase agreement between the Company and Mr. Davis contained a provision permitting the Company to repurchase the shares in the event that Mr. Davis did not continue to be employed by the Company for a certain period of time. After Mr. Davis resigned in June 1997, the Company exercised its repurchase right. Mr. Davis' complaint alleged that the repurchase right should not be enforceable under several legal theories and sought unspecified damages and declaratory relief. The Company asserted certain counterclaims against Mr. Davis. On March 19, 1999 the parties entered into a settlement agreement and agreed to dismiss with prejudice all of the claims and counterclaims in the case. The settlement was approved by the Court on April 5, 1999. The terms of the settlement are confidential but the Company believes that they will not have a material effect on its business, results of operations, financial condition or equity.

        In September 1998 Motorola, Inc. ("Motorola") filed a complaint in United States District Court for the District of Massachusetts against AltoCom, asserting that (i) AltoCom's V.34 and V.90 compliant software modem technology infringes several patents owned by Motorola, (ii) AltoCom induces its V.34 and
V.90 licensees to infringe such patents, and (iii) AltoCom contributorily infringes such patents. The complaint sought a preliminary and permanent injunction against AltoCom as well as the recovery of monetary damages, including treble damages for willful infringement. In October 1998 Motorola affirmatively dismissed its case in the District of Massachusetts and filed a substantially similar complaint in the United States District Court for the District of Delaware. AltoCom has filed an answer and affirmative defenses to the District of Delaware complaint. AltoCom has also asserted a counterclaim requesting declaratory relief that AltoCom has not infringed the Motorola patents and that such patents are invalid and/or unenforceable as well as a counterclaim requesting declaratory and injunctive relief based on breach of contract theory. AltoCom believes that it has strong defenses to Motorola's claims on invalidity, noninfringement and inequitable conduct grounds. The parties are currently in the initial stages of discovery in the action. The Court has tentatively scheduled the first stage of trial for January 2001, with a secondary stage scheduled for March 2001. AltoCom became a subsidiary of the Company on August 31, 1999.

        Although AltoCom believes that it has strong defenses, a finding of infringement by AltoCom in this action could lead to liability for monetary damages (which could be trebled in the event that the infringement were found to have been willful), the issuance of an injunction requiring that AltoCom withdraw various products from the market, and indemnification claims by AltoCom's customers or strategic partners, each of which events could have a material adverse effect on the Company's business, financial condition and results of operations.

        The Company is also involved in other legal proceedings, claims and litigation arising in the ordinary course of business.

        The Company's pending lawsuits involve complex questions of fact and law and could require the expenditure of significant costs and diversion of resources to defend. Although management believes the outcome of the Company's outstanding legal proceedings, claims and litigation will not have a material adverse effect on the Company's business, results of operations or financial condition, the results of litigation are inherently uncertain, and an adverse outcome is at least reasonably possible. The Company is unable to estimate the range of possible loss from outstanding litigation, and no amounts have been provided for such matters in the accompanying consolidated financial statements.

10. SEGMENT, SIGNIFICANT CUSTOMER AND SUPPLIER INFORMATION

        The Company operates in one industry segment, broadband communications. During 1998, 1997 and 1996, the Company had a total of three customers whose revenue represented a significant portion of total revenue in certain or all years. Revenue from one customer represented approximately 35.5% in 1998, 27.9% in 1997 and 25.1% in 1996 of total revenue for the respective year. Revenue from a second customer was approximately 26.8% in 1998, 12.8% in 1997 and 14.4% in 1996 of total revenue for the respective year. Revenue from a third customer accounted for approximately 13.6% of total revenue in 1996.

        No other customer represented more than 10% of the Company's annual revenue.

        Export revenue to all foreign customers as a percent of total revenue was as follows:

                               YEARS ENDED DECEMBER 31,
                           -------------------------------
                           1998          1997         1996
                           ----          ----         ----
Europe.............         4.4%          6.3%         5.4%
Asia...............         7.3           8.9         10.3
Other..............         5.5           4.4          4.1
                           ----          ----         ----
                           17.2%         19.6%        19.8%
                           ====          ====         ====

        The Company does not own or operate a fabrication facility. Two outside foundries in Asia currently supply substantially all of the Company's semiconductor device requirements. Any sudden demand for an increased amount of semiconductor devices or sudden reduction or elimination of any existing source or sources of semiconductor devices could result in a material delay in the shipment of the Company's products. In addition, substantially all of the Company's products are assembled and tested by one of two third-party subcontractors in Asia. The Company does not have long-term agreements with any of these suppliers. Any problems associated with the fabrication facilities, or the delivery, quality or cost of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

11. RELATED PARTY TRANSACTIONS

ISSUANCE OF COMMON STOCK

        Pursuant to an agreement dated as of October 31, 1997, the Company issued and sold an aggregate of 450,000 shares of Class B common stock to Irell & Manella LLP for an aggregate purchase price of $1.1 million. Werner F. Wolfen, a director of the Company, served until December 31, 1998 as a Senior Partner of Irell & Manella LLP, and currently is Senior Partner Emeritus of that firm. David A. Dull, the Company's Vice President of Business Affairs, General Counsel and Secretary, was a Partner of Irell & Manella LLP until March 1998. Irell & Manella LLP has represented and continues to represent the Company in various legal matters.

ENGAGEMENT AGREEMENT WITH IRELL & MANELLA LLP

        Irell & Manella LLP has represented and continues to represent the Company in various legal matters pursuant to an engagement agreement dated as of January 1, 1997, and amended as of January 1, 1998. Under the engagement agreement, the Company has agreed to pay Irell & Manella LLP a fixed fee plus costs for the firm's legal services rendered from and after January 1, 1998 with respect to certain litigation matters. Irell & Manella LLP has agreed to render legal services to the Company on most other matters at reduced rates from the firm's standard rates for the two-year period commencing January 1, 1998. During 1998, 1997 and 1996, the Company paid approximately $2.9 million, $1.2 million and $19,000, respectively, to Irell & Manella LLP for legal services rendered by that firm. At December 31, 1998, approximately $376,000 was due to Irell & Manella LLP.

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

        Summarized unaudited quarterly financial data is as follows (in thousands, except per share data):

                                                                      DILUTED
                                                           NET       EARNINGS
                                    TOTAL     GROSS      INCOME       (LOSS)
                                   REVENUE   PROFIT      (LOSS)      PER SHARE
                                   -------   -------     -------     ---------
1998

First Quarter..............        $37,120    $23,037    $ 5,310       $ .06
Second Quarter.............         49,244     27,817      6,096         .06
Third Quarter..............         55,474     30,576      5,172         .05
Fourth Quarter.............         74,618     43,623      8,014         .07

1997

First Quarter..............        $ 5,544   $  2,887   $ (1,905)      $(.03)
Second Quarter.............          6,612      4,111     (1,834)       (.03)
Third Quarter..............         12,285      7,909     (1,491)       (.03)
Fourth Quarter.............         17,900     11,871       (699)       (.01)

13. SUBSEQUENT EVENTS

STOCK SPLIT

        On January 24, 1999, the Board of Directors approved a 2-for-1 split of the Company's common stock, to be effected in the form of a 100% stock dividend. Holders of the Company's Class A common stock received one additional share of Class A common stock for every share held on the record date of February 5, 1999. The additional shares were distributed on February 17, 1999. A comparable stock dividend was distributed to holders of the Company's Class B common stock. All share and per share amounts in the accompanying consolidated financial statements have been retroactively restated to reflect this change in the Company's capital structure.

           SCHEDULE OF CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

                              BROADCOM CORPORATION
                                 (IN THOUSANDS)

                                                                 BALANCE AT      CHARGED TO    CHARGED TO                 BALANCE AT
                                                                BEGINNING OF     COSTS AND       OTHER                      END OF
DESCRIPTION                                                        PERIOD         EXPENSES      ACCOUNTS     DEDUCTIONS     PERIOD
-----------                                                     ------------     ----------    ----------    ----------   ----------
Year ended December 31, 1998:
  Deducted from asset accounts:
     Allowance for doubtful accounts and sales returns....         $  721         $ 7,923          $--         $ 3,477      $ 5,167
     Reserve for excess and obsolete inventory............          1,686           4,154           --           1,057        4,783
  Reserve for warranty....................................            150           1,872           --              --        2,022
                                                                   ------         -------          ---         -------      -------
          Total...........................................         $2,557         $13,949          $--         $ 4,534      $11,972
                                                                   ======         =======          ===         =======      =======
Year ended December 31, 1997:
  Deducted from asset accounts:
     Allowance for doubtful accounts and sales returns....         $  147         $   574          $--         $    --      $   721
     Reserve for excess and obsolete inventory............            749           1,028           --              91        1,686
  Reserve for warranty....................................             --             150           --              --          150
                                                                   ------         -------          ---         -------      -------
          Total...........................................         $  896         $ 1,752          $--         $    91      $ 2,557
                                                                   ======         =======          ===         =======      =======
Year ended December 31, 1996:
  Deducted from asset accounts:
     Allowance for doubtful accounts and sales returns....         $  162         $   213          $--         $   228      $   147
     Reserve for excess and obsolete inventory............             55           1,055           --             361          749
                                                                   ------         -------          ---         -------      -------
          Total...........................................         $  217         $ 1,268          $--         $   589      $   896
                                                                   ======         =======          ===         =======      =======

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            BROADCOM CORPORATION,
                                            a California corporation

November 24, 1999                           By: /s/ WILLIAM J. RUEHLE
                                               ---------------------------------
                                               William J. Ruehle
                                               Vice President and Chief
                                                 Financial Officer